Exhibit 1.1

LAW OF PETRÓLEOS MEXICANOS

FIRST TITLE

PETRÓLEOS MEXICANOS AS A PRODUCTIVE STATE-OWNED COMPANY

Article 1.- This Law regulates the fourth paragraph of article 25 of the Constitution and the Twentieth Transitory Provision of the Decree that amends and supplements various provisions of the Political Constitution of the United Mexican States on Energy Matters, published in the Official Gazette of the Federation on December 20, 2013; it is of public interest and its purpose is to regulate the organization, management, operation, control, evaluation and accountability of Petróleos Mexicanos, a productive state-owned company, and to establish its special regime regarding:

I.	Productive subsidiary companies and affiliated companies;

II.	Compensation;

III.	Acquisitions, leasing, services and works;

IV.	Property;

V.	Liabilities;

VI.	State Dividend;

VII.	Budget; and

VIII.	Debt.

Article 2.- Petróleos Mexicanos is a productive state-owned company, exclusively owned by the Federal Government, with legal capacity and its own property, and it shall have technical, operational and managerial autonomy, as provided for in this Law.

Petróleos Mexicanos shall have its domicile in the Federal District, without prejudice that for the development of its activities it may establish conventional domiciles both in the Mexican territory and abroad.

Article 3.- Petróleos Mexicanos shall be subject to the provisions of this Law, its Regulations and the provisions resulting therefrom. Commercial and civil law shall be supplemental.

The provisions contained in other relevant laws based on their subject matter shall apply, provided that they do not contravene the special regime established by this Law.

In the event of doubt, the interpretation that shall be favored is that which privileges the goals and purpose of Petróleos Mexicanos as a productive state-owned company with a special regime, as well as the corporate governance regime vested to it under this Law, in such a manner that it may effectively compete in the energy industry.

Article 4.- The purpose of Petróleos Mexicanos is to develop business, economic, industrial and commercial activities in accordance with its purpose, to create economic value and profitability for the Mexican State, as its owner, as well as to act in a transparent, honest and efficient manner, with a sense of equity and social and environmental responsibility, and to improve productivity to maximize the State’s oil income and thereby contribute to national development.

Article 5.- The objective of Petróleos Mexicanos is to carry out, pursuant to applicable law, the exploration and extraction of crude oil, solid, liquid or gaseous hydrocarbons, as well as their collection, sale and marketing.

Furthermore, Petróleos Mexicanos may carry out the following activities:

I.	Refining, transformation, transportation, storage, distribution, sale, exporting and importing of crude oil and hydrocarbons and the products obtained from their refining or processing, and their residuals, and providing related services;

II.	Gas processing and industrial and commercial petrochemical activities;

III.	Development and execution of engineering projects, research, geological and geophysical activities, supervision, services to third parties and all other activities related to exploration, extraction and its objective, at market prices;

IV.	Research, development and implementation of power sources other than those derived from hydrocarbons that allow it to achieve its objective, as well as generating and marketing electric energy, in accordance with applicable provisions;

V.	Technological research and development required for performing activities in the oil, petrochemical and chemical industries, marketing of technological products and services resulting from research, as well as training highly specialized personnel; it may undertake these activities directly or through the Mexican Petroleum Institute, or through any specialized third party;

VI.	Exploitation and management of real property, industrial property and technology;

VII.	Marketing products manufactured by it through marketing networks, as well as services related to their consumption or use;

VIII.	Acquisition, holding or interest in the share capital of companies with purposes that are similar, analogous or compatible with its own; and

IX.	All other activities necessary to achieve its objective.

Petróleos Mexicanos may carry out the activities referred to in this article in the Mexican territory, in its exclusive economic zone or abroad.

Article 6.- Petróleos Mexicanos may carry out the activities, operations or services necessary to fulfill its objective on its own; with the support of its productive subsidiary companies and affiliated companies, or by entering into contracts, agreements, alliances or partnerships or any other legal act, with natural or legal persons of the public, private or social sectors, national or foreign, each in accordance with what is provided for in this Law and all other applicable provisions.

Article 7.- To fulfill its purpose, Petróleos Mexicanos may enter into with the Federal Government and with natural or legal persons, all types of acts, contracts and agreements, and may issue credit instruments and grant all types of guarantees, with the Mexican State maintaining exclusive ownership of the hydrocarbons located in the subsoil of Mexico, subject to applicable legal provisions. Petróleos Mexicanos shall be authorized to carry out transactions directly or indirectly related to its objective.

The contracts and, in general, all legal acts entered into by Petróleos Mexicanos for the fulfillment of its objective may include any of the terms permitted by commercial and civil law and shall comply with the regulations applicable to the relevant subject matters.

Article 8.- Petróleos Mexicanos may not enter into the Exploration and Extraction Contracts referred to in the Hydrocarbons Law and in the Hydrocarbons Revenue Law with third parties other than the National Hydrocarbons Commission, whether individually, through an association or with the participation of private parties. Consequentially, in respect of such activities, Petróleos Mexicanos shall be subject to the provisions of articles 13 and 14 of the Hydrocarbons Law.

The persons with whom Petróleos Mexicanos enters into acts or contracts shall in no event have the right to register as their assets the petroleum reserves that are exclusively owned by the Nation; the foregoing shall not constitute an impediment for such persons to report the economic interest that the act or contract, as applicable, represents to them.

Article 9.- Petróleos Mexicanos may report, for accounting and financial purposes, the assignments and contracts granted to it by the Federal Government, as well as the expected benefits, provided that the assignment or contract includes the statement that the hydrocarbons located in the subsoil are the property of the Nation.

Article 10.- Petróleos Mexicanos’ equity shall comprise the goods, rights and obligations that it has acquired or that have been assigned, transferred or granted to it; those acquired by any legal title, budgetary allocations or donations, as well as profits from its operations and other revenues obtained on any other basis.

SECOND TITLE

CORPORATE GOVERNANCE

CHAPTER I

ORGANIZATION

Article 11.- Petróleos Mexicanos shall have the organization and corporate structure that is most convenient for the fulfillment of its objective, in accordance with what its Board of Directors determines in accordance with this Law.

The aforementioned organization and structure shall tend toward the optimization of human, financial and material resources; process simplification, efficiency, transparency and the adoption of the best corporate and business practices at the national and international level, guaranteeing its technical and managerial autonomy.

Article 12.- Petróleos Mexicanos will be managed and administered by:

I.	A Board of Directors; and

II.	A Director General.

CHAPTER II

BOARD OF DIRECTORS

First Section

Duties

Article 13.- The Board of Directors, the supreme administrative body of Petróleos Mexicanos, shall be responsible for defining the policies, guidelines and strategic vision of Petróleos Mexicanos, its productive subsidiary companies and its affiliated companies. To this effect, it shall have the following duties:

I.	The central and strategic management of business, economic and industrial activities of Petróleos Mexicanos, its productive subsidiary companies and affiliated companies;

II.	Establishing the guidelines, priorities and general policies relating to production, productivity, marketing, technological development, research, general management, safety, health and environmental protection, finances, budgets and other related activities of Petróleos Mexicanos;

III.	Approving, reviewing and, if applicable, updating on an annual basis the Business Plan of Petróleos Mexicanos and its productive subsidiary companies, based on a five-year projection and, pursuant thereto, the annual operating and financial program;

IV.	Approving guidelines, priorities and general policies relating to the investments of Petróleos Mexicanos and its productive subsidiary companies and affiliated companies, and to the formation of strategic alliances and partnerships with natural or legal persons, indicating, in both cases, those which given their importance or significance must be authorized by the Board;

V.	Approving, at the proposal of the Director General, the guidelines, provisions and general policies for the contracting carried out by Petróleos Mexicanos, its productive subsidiary companies and affiliated companies, specifying in each case those which, given their importance or significance, must be authorized by the Board;

VI.	Approving on an annual basis, with the prior favorable opinion of the Audit Committee on the report of the external auditors, the financial statements of Petróleos Mexicanos;

VII.	Fixing and adjusting the prices of the goods and services produced or provided by Petróleos Mexicanos and its productive subsidiary companies or, on the other hand, the rules to such effect, except for those that shall be determined in accordance with applicable laws;

VIII.	Setting the rules for the annual accounting and financial consolidation of the productive subsidiary companies and affiliated companies of Petróleos Mexicanos;

IX.	Approving the maximum economic projections for negotiating the applicable collective bargaining agreement for Petróleos Mexicanos and its productive subsidiary companies;

X.	Approving human resources and compensation policies of Petróleos Mexicanos and its productive subsidiary companies, subject to the provisions of Title Four, Chapter VII and all other applicable provisions of this Law;

XI.	Approving general policies to cancel debts owed by third parties to Petróleos Mexicanos and to its productive subsidiary companies when an economic or practical impossibility of collection exists, as well as policies for granting credits, guarantees, loans or any other type of credit and for exempting such guarantees;

XII.	Approving, if applicable, the building up of accounting reserves of Petróleos Mexicanos, its productive subsidiary companies and, if applicable, affiliated companies, as well as their investment requirements;

XIII.	Approving the criteria and guidelines for granting extraordinary payments, contributions and donations, in cash and in-kind, made by Petróleos Mexicanos, its productive subsidiary companies and affiliated companies;

XIV.	Approving and issuing, upon the proposal of the Director General, policies for the payment of indemnities and consideration that Petróleos Mexicanos or its productive subsidiary companies may make to third parties, in order to fulfill its purpose;

XV.	Establishing policies, bases, guidelines and procedures for dismantling, selling or creating guaranties or liens on the industrial facilities of Petróleos Mexicanos, its productive subsidiary companies, or, if applicable, affiliated companies;

XVI.	Approving and issuing, upon the proposal of the Director General, the Organic Statute of Petróleos Mexicanos, which shall contain the basic structure and organization and duties that correspond to the different areas and lines of business that comprise the company, as well as the officers or employees that shall represent it and those that may grant powers of attorney on behalf of the company, and the rules of operation of the Board of Directors and its committees;

XVII.	Approving the reports submitted by the Director General, as well as evaluating his or her performance on an annual basis, taking into consideration, among other things, the strategies contained in the Business Plan of Petróleos Mexicanos;

XVIII.	Monitoring and evaluating the performance of Petróleos Mexicanos, its productive subsidiary companies and affiliated companies and their officers;

XIX.	Issuing, upon the proposal of the Audit Committee, guidelines on audit and performance evaluation matters, applicable to Petróleos Mexicanos, its productive subsidiary companies and affiliated companies;

XX.	Issuing, upon the proposal of the Audit Committee, guidelines that regulate the internal control system applicable in Petróleos Mexicanos, its productive subsidiary companies and affiliated companies, which shall include risk management, and monitoring its implementation, based on the information submitted by the Committee, the Director General, the Internal Audit or the external auditor, with close attention to the main strategic risks;

XXI.	Evaluating and monitoring the accounting, control, security and audit, records, filing and information systems and their disclosure to the public;

XXII.	Setting policies and general bases to determine the profitability factor upon which Petróleos Mexicanos and its productive subsidiary companies shall participate in bidding rounds for Hydrocarbon Exploration and Extraction Contracts;

XXIII.	Approving projects and decisions with characteristics that are strategically important for the development of the company’s purpose, pursuant to the policies and guidelines issued to that effect by the Board of Directors;

XXIV.	Approving, upon the proposal of the Director General, the formation of partnerships and alliances in accordance with the terms of articles 13 and 14 of the Hydrocarbons Law;

XXV.	Appointing and removing, upon the proposal of the Director General, officers of Petróleos Mexicanos that hold positions immediately below the Director General, and granting them leaves of absence;

XXVI.	Acknowledging and, if applicable, authorizing matters that due to their importance or significance are submitted for consideration by the Chairman, at least two directors through the Chairman or the Director General;

XXVII.	Approving the policies and procedures for executing transactions between Petróleos Mexicanos, its productive subsidiary companies, affiliated companies or other persons over which they exercise control or significant influence, indicating those that must be authorized by the Board;

XXVIII.	Establishing coordination mechanisms between the Liabilities Unit and the Internal Audit; and

XXIX.	All other duties set forth in this Law, the Organic Statute and those established by the Board of Directors, as well as other applicable provisions.

Article 14.- The Business Plan of Petróleos Mexicanos shall be prepared and updated with a five-year outlook, and shall at least contain:

I.	The objectives, lines of business and business opportunities of the company;

II.	The main business, financial and investment strategies, projects of great magnitude and for technological improvement, as well as priority acquisitions;

III.	An assessment of its operating and financial position, as well as results and performance indicators; and

IV.	The main strategic and commercial risk scenarios of the company, considering, among other aspects, long-term economic performance, technological innovations, trends in supply and demand and geopolitical changes.

Petróleos Mexicanos shall publish on its website a public version of its Business Plan, which shall not include any information that may compromise or put at risk its commercial strategies.

Second Section

Composition and Operation

Article 15.- The Board of Directors shall be composed of ten members, as follows:

I.	The head of the Ministry of Energy, who shall act as chairman and have the power to cast a tie-breaking vote, and the head of the Ministry of Finance and Public Credit;

II.	Three directors from the Federal Government appointed by the Federal Executive Branch; and

III.	Five Independent Directors appointed by the Federal Executive Branch and whose appointment is ratified by the Senate of the Republic, who shall exercise their duties on a part-time basis and shall not be considered public officials.

For purposes of the provisions of Section III above, the Federal Executive Branch shall send the appointment accompanied by documentation evidencing compliance with the requirements for the position. The Senate shall ratify, if applicable, by the affirmative vote of two-thirds of its members in attendance, the corresponding appointment, without the appearance of the appointed person, within the non-extendable period of thirty calendar days following the receipt of the appointment.

If the aforementioned votes are not obtained or if the Senate does not decide within the aforementioned period, the respective appointment shall be deemed rejected, in which case the Federal Executive Branch shall send a new appointment to be ratified by the Senate in accordance with the terms of the preceding paragraph. If this second appointment is also rejected pursuant to this paragraph, the Federal Executive Branch shall directly appoint the independent director.

The term provided in the two preceding paragraphs shall commence provided the Senate of the Republic is in session.

When appointing the directors mentioned in Sections II and III, it shall be ensured that the composition of the Board of Directors is diversified, in accordance with the knowledge, experience and abilities of its members.

The members of the Board of Directors shall have the necessary human resources and material resources to perform their duties, in accordance with the rules issued by the Board.

Article 16.- The directors referred to in section II of article 15 may be federal public officials.

The directors mentioned in sections II and III of article 15 may hold other public or private positions, offices or commissions, except for those that entail a conflict of interest under the Regulations.

The directors referred to in section III of article 15 shall not hold, during the term of their appointment, a position, office or commission of any nature in federal, local, or municipal government.

Article 17.- The directors mentioned in section I of article 15 may be substituted by the public official they appoint for such purpose, who must be at least an undersecretary. With respect to the Chairman of the Board, his or her alternate shall assume all of the Chairman’s duties, except for casting a tie-breaking vote.

The directors mentioned in sections II and III of article 15 shall not have alternates and they shall exercise their positions personally.

Only in cases where a director from the Federal Government is a secretary of a ministry, the latter may appoint, for the meetings of the Board of Directors, his or her alternate who must be at least an undersecretary. With respect to committee meetings, the secretary of a ministry may appoint several alternates, who must hold positions within two hierarchical levels of his or her position. The foregoing shall also apply to the Secretaries of Energy and Finance and Public Credit.

Article 18.- Public officials that are members of the Board of Directors shall act impartially and for the benefit and best interests of Petróleos Mexicanos, separating at all times the interests of the ministry, agency or entity for which they work; therefore, it shall not be deemed that they perform their duties or vote on behalf of such ministry, agency or entity.

Article 19.- The information and documents related to the appointment of directors shall be public in nature and shall be available for consultation by any interested party, as provided in the Regulations and in compliance with the applicable regulations on personal data.

Article 20.- The directors, except for those mentioned in section I of article 15, shall be appointed based on their experience, ability and professional standing and shall meet the following requirements:

I.	Having a professional degree in law, management, economics, engineering, accounting or specialties related to the hydrocarbons industry, obtained at least five years prior to the date of the appointment;

II.	Having performed, for at least ten years, activities that provide the necessary experience to comply with the duties of a director of Petróleos Mexicanos, whether on a professional, educational or research level;

III.	Having not been convicted, based on a final ruling, of a willful crime punishable by imprisonment or a willful crime on property, regardless of the punishment;

IV.	Is not, at the time of the appointment, debarred or administratively or, if applicable, criminally suspended from exercising commercial activity or holding a position, office or commission in public service;

V.	Having no pending litigation with Petróleos Mexicanos, its productive subsidiary companies or any of its affiliated companies; and

VI.	Having not been sanctioned following an administrative investigation, for serious infractions, or a criminal investigation, for violations of national or foreign laws, which resulted in any kind of resolution or settlement that expressly implies the admission of guilt or liability, or a final conviction.

The persons that prior to their appointment were directors in competitor companies of Petróleos Mexicanos, its productive subsidiary companies or affiliated companies, or that provided advisory or representation services, shall disclose such circumstances to the Federal Executive Branch. A breach of this obligation shall result in immediate removal, notwithstanding any applicable liability.

In cases where a director of the Federal Government is a secretary of a ministry, it shall not be necessary he or she meet the requirements set forth in this article.

Article 21.- The independent directors mentioned in section III of article 15 of this Law, shall be appointed, provided that they can perform their duties without any conflict of interest and without any personal, property or economic interests in the position. In addition to the requirements set forth in the preceding article, they shall comply with the following:

I.	Not having been employed by Petróleos Mexicanos or any of its productive subsidiary companies or affiliated companies during the two years prior to their appointment, nor previously removed from the position of director, unless the latter was the result of a physical incapacity that has been overcome;

II.	Not having held the position of external auditor of Petróleos Mexicanos or any of its productive subsidiary companies or affiliated companies, during the twelve months immediately preceding the date of the appointment;

III.	Not having been a public official at any level of government nor having held positions obtained by popular vote or executive positions in any political party, in the two years immediately preceding the date of the appointment;

IV.	Not having been a material client, service provider, contractor, debtor or creditor of Petróleos Mexicanos or any of its productive subsidiary companies or affiliated companies, or a shareholder, director, advisor or employee of a legal person that is a material client, service provider, supplier, contractor, debtor or creditor of Petróleos Mexicanos or any of its productive subsidiary companies or affiliated companies.

A client, service provider, supplier, contractor, debtor or creditor is considered material when the revenues derived from its business relationships with Petróleos Mexicanos, any of its productive subsidiary companies or affiliated companies, represent more than ten percent of the total sales or assets of the latter, during the twelve months prior to the date of appointment;

V.	Not having a blood, affinity or civil relationship up to the fourth degree, and not being a spouse or domestic partner of any of the natural persons referred to in sections I, II and IV of this article; and

VI.	Not belonging simultaneously to more than four boards of directors or management bodies of different legal persons, public or private, including that of Petróleos Mexicanos; or holding a position, office or commission that prevents the proper exercise of their independent director duties.

Independent directors who during their commission fail to comply with any of the requirements mentioned in this Law or who are unexpectedly prevented from performing their duties shall inform the Federal Executive Branch of such circumstance, so that it may resolve accordingly.

Article 22.- The term of the independent directors shall be five years, staggered with annual successions, and independent directors may be reappointed for an additional term.

Directors who fill vacancies prior to the termination of the corresponding term shall only serve for the remainder of the term of the substituted director, and they may be reappointed for an additional term.

Independent directors may only be removed for cause and pursuant to the procedures set forth in this Law.

Article 23.- The directors referred to in section II of article 15 may be removed at the discretion of the Federal Executive Branch at any time.

Article 24.- Directors shall not have any employment relationship by virtue of their position with Petróleos Mexicanos, its productive subsidiary companies or affiliated companies, or with the Federal Government.

The directors from the Federal Government who are not public officials, as well as independent directors, shall receive compensation determined by a special committee that shall consist of two representatives from the Ministry of Finance and Public Credit and one representative from the Ministry of Energy, each of whom must be an undersecretary, at minimum, and shall not have alternates.

The special committee shall meet at least once a year and shall adopt its resolutions unanimously. To adopt resolutions, the committee shall consider Petróleos Mexicanos’ existing compensation and the evolution of compensation in the national and international energy sectors, having as its guiding criteria that, given the conditions of the labor market, the Board of Directors must be composed of members suitable for the performance of their duties.

Public officials who are appointed as directors from the Federal Government shall not receive any compensation for the performance of their duties. However, they shall have the same duties, responsibilities and rights as the rest of the directors.

Article 25.- The Board of Directors shall appoint, upon the proposal of its Chairman, a Secretary.

Article 26.- The Board of Directors, with the affirmative vote of seven of its members, shall issue and update the rules for its operation and function, as follows:

I.	It shall meet in ordinary meetings on a quarterly basis pursuant to the agreed calendar, with prior notice of the Secretary of the Board, upon instruction of its Chairman;

II.	Meetings shall be held at the legal domicile of Petróleos Mexicanos, notwithstanding that, at the discretion of the Chairman of the Board, they may be held at another location;

III.	Meetings shall be valid with the presence of at least six directors, provided that at least two independent directors are present;

IV.	The quorum for attendance for the meetings of the Board of Directors shall be determined at the beginning of the meetings and it shall be maintained during the course of the meetings;

V.	The Board shall deliberate on a joint basis and its decisions shall be adopted by a majority vote of the members that are present, unless the law or rules referred to in this article require a qualified majority. The Chairman shall have the tie-breaking vote.

In the event that a majority of votes is not obtained with the affirmative vote of at least two independent directors, within a period not exceeding twenty business days, the dissenting directors may issue their reasoned vote. The matter shall be decided by a simple majority vote of the directors that are present in the next meeting held at the end of the aforementioned period;

VI.	All members shall vote in the affirmative or negative, without the possibility of abstaining, except as provided in the following paragraph. When casting a negative vote, a director shall express his or her reasons in the same meeting, which shall be recorded in the respective minutes.

If a director is in a situation that creates or may create a conflict of interest, that director shall be required to inform the Chairman of the Board and the other members attending the meeting and shall temporarily leave the corresponding meeting in order to refrain from hearing the matter in question and from participating in its discussion and resolution;

VII.	Notwithstanding the agreed calendar for ordinary meetings, the Chairman of the Board, or at least two directors, may instruct the Secretary of the Board to call an extraordinary meeting.

The Chairman of the Board shall decide on requests submitted by the Director General of Petróleos Mexicanos to hold an extraordinary meeting;

VIII.	The periods and terms to call ordinary and extraordinary meetings;

IX.	The regulation of the participation of guests in meetings, who have a right to speak but not to vote. The Director General of Petróleos Mexicanos and the Commissioner referred to in article 117 of this Law shall attend as permanent guests;

X.	The use of information technology for calling meetings and remote audiovisual communication media to hold meetings if necessary; and

XI.	The duties of the Chairman and Secretary of the Board of Directors.

Article 27.- The members of the Board of Directors, pursuant to the rules issued by the Board, may request, through the Director General, the necessary information for making decisions while exercising their duties, which shall be provided or at their disposal within the terms determined for such purpose by the Board.

Article 28.- The directors, the Secretary and guests of the Board of Directors have the duty to maintain confidentiality, as well as to not disclose, to keep and to protect the documentation and information obtained or that is under their responsibility, by reason of their participation in the Board of Directors, as well as to prevent and to avoid its improper use, removal, destruction, concealment or use.

The aforementioned duty of confidentiality shall remain in effect five years after the obligated members stop rendering their services or working for Petróleos Mexicanos, except in the event that they provide services, work for or have any business, corporate or advisory relationship with national or foreign natural or legal persons that carry out activities related to the purpose of Petróleos Mexicanos, in which case the duty of confidentiality shall remain in effect throughout the duration of such business, employment or other type or relationship.

Article 29.- The decisions and minutes of the Board of Directors and its committees shall be public by general rule, but may be reserved in whole or in part, pursuant to the policies determined for such effect by the Board, in terms of the applicable legal provisions on the matter.

Petróleos Mexicanos shall publish on its website the corresponding minutes and resolutions, in terms of the preceding paragraph.

Third Section

Liability Regime of the Directors

Article 30.- The directors, in connection with the exercise of their duties as members of the Board of Directors, shall be exclusively liable in terms of the provisions of this Law; therefore, they shall not be subject to the liability regime set forth in the Federal Law of Administrative Liabilities of Public Officials or any ordinance or provision generally applicable to federal public officials.

Article 31.- The directors shall be liable for:

I.	Damages and losses caused to Petróleos Mexicanos or any of its productive subsidiary companies or affiliated companies arising from acts, events or omissions incurred by them; and

II.	Damages and losses arising from the violation of their obligations and duties of care and loyalty as provided in this Law.

The liability referred to in the preceding sections shall be joint and several among the persons who adopted the decision.

The relevant indemnity shall cover damages and losses caused to Petróleos Mexicanos, its productive subsidiary companies or affiliated companies and, in any event, the director involved shall be removed.

The statute of limitations for the action to enforce the liability referenced in this article shall be five years from the date on which the act, event or omission that caused the damage or loss occurred, except regarding ongoing acts, events or omissions or with continuous effects, in which case such period shall commence when the last act, event or omission ends or when the continuous effects cease, as applicable.

Regardless of applicable criminal liabilities, damages and losses caused by directors that harm Petróleos Mexicanos or any of its productive subsidiary companies or affiliated companies, for all acts, events or omissions in which they incur, may be claimed through civil proceedings.

Article 32.- Directors shall comply with the following obligations in exercising their positions:

I.	Refraining from carrying out, individually or through an intermediary third party, professional or commercial transactions with Petróleos Mexicanos, its productive subsidiary companies or affiliated companies, or from using its assets, resources or personnel for private activities;

II.	Participating in the committees created by the Board of Directors and performing timely and professionally the matters entrusted or delegated to them;

III.	Assisting the Board of Directors through opinions, recommendations and guidance derived from the analysis of the performance of Petróleos Mexicanos; and

IV.	Complying with the duties of care and loyalty provided, respectively, in the two following articles, as well as with the other obligations set forth in this Law.

Article 33.- The members of the Board of Directors shall breach their duty of care in any of the following cases:

I.	Not attending or leaving, without justified reason in the opinion of the Board of Directors, the meetings of the Board of Directors, or of the committees of which they are members;

II.	Not disclosing, partially disclosing or misrepresenting to the Board of Directors or, as applicable, the committees of which they are members, relevant information of which they have knowledge and that is necessary for the proper decision-making process of such bodies, unless they are legally or contractually bound to maintain the confidentiality or reserve thereof and such reserve does not constitute a conflict of interest with Petróleos Mexicanos, its productive subsidiary companies or affiliated companies; and

III.	Failing to comply with the duties imposed by this Law or other applicable provisions.

Article 34.- The members of the Board of Directors shall breach their duty of loyalty in any of the following cases:

I.	When, without legitimate reason, by virtue of their duties as directors, they obtain or procure economic benefits for themselves or for the benefit of third parties;

II.	By attending meetings of the Board of Directors or its committees when they must excuse themselves, or when they vote therein or make decisions related to the patrimony of Petróleos Mexicanos or any of its productive subsidiary companies or affiliated companies, notwithstanding the existence of a conflict of interest;

III.	By taking advantage of, for their own benefit or for the benefit of third parties, the use or enjoyment of property of Petróleos Mexicanos, its productive subsidiary companies and affiliated companies, in violation of the policies approved by the Board of Directors;

IV.	By using, for their own benefit or for the benefit of any third party, the information available to them by reason of the exercise of their duties or by disclosing such information in violation of applicable provisions;

V.	By generating, disclosing, publishing or providing information of Petróleos Mexicanos or any of its productive subsidiary companies or affiliated companies, which they know is false or misleading; or, ordering any such conduct to be carried out;

VI.	By ordering the omission of transactions carried out by Petróleos Mexicanos or any of its productive subsidiary companies or affiliated companies from recordkeeping, or altering or ordering the alteration of records to hide the true nature of the executed transactions, affecting any item of the financial statements; or by ordering, or allowing false data to be recorded in the corresponding accounting, or intentionally carrying out any illegal or prohibited act or transaction that produces a harm, damage or loss to the equity of Petróleos Mexicanos or any of its productive subsidiary companies or affiliated companies;

VII.	By concealing or failing to disclose relevant information that, in accordance with the terms of this Law and other applicable provisions, must be disclosed or provided to the Federal Executive Branch, the Mexican Congress or any competent body, unless they are bound to maintain confidentiality or reserve thereof under applicable provisions;

VIII.	By destroying or modifying, directly or through third parties, in whole or in part, accounting systems or records or the documentation giving rise to accounting entries of Petróleos Mexicanos or any of its productive subsidiary companies or affiliated companies, prior to the expiration of the legal terms for recordkeeping and with the purpose of concealing its recording or evidence;

IX.	By destroying, in whole or in part, information, documents or files, including electronic files, in order to prevent or obstruct supervision, or to manipulate or conceal relevant data or information of Petróleos Mexicanos or any of its productive subsidiary companies or affiliated companies, to those who have a legal interest in having knowledge thereof;

X.	By submitting false or altered documents or information to the authorities; and

XI.	By improperly using information related to Petróleos Mexicanos or any of its productive subsidiary companies or affiliated companies.

Article 35.- The directors shall be jointly and severally liable with those that previously held their position for irregularities incurred by the latter if, with knowledge, they did not report them to the Audit Committee.

The directors shall be required to inform the Audit Committee of the irregularities of which they have knowledge in the exercise of their duties.

Article 36.- The members of the Board of Directors shall not, individually or jointly, incur liability for damages or losses suffered by Petróleos Mexicanos or any of its productive subsidiary companies or affiliated companies, arising from their acts or omissions or decisions that they adopt, when acting in good faith, in any of the following circumstances:

I.	They comply with the requirements for approving the matters that the Board of Directors is authorized to hear, or, if applicable, those of the committees on which they serve;

II.	They adopt decisions or vote in the meetings of the Board of Directors or, if applicable, the committees on which they serve, based on information provided by officials of Petróleos Mexicanos or any of its productive subsidiary companies or affiliated companies, the external auditor or the independent experts; or

III.	They elect the most appropriate alternative, to the best of their knowledge, or the negative effects on equity were not foreseeable; in both cases, based on information available at the time of the decision.

Fourth Section

Removal of Directors

Article 37.- The members of the Board of Directors referred to in section III of article 15 shall be removed from their position in the following cases:

I.	For mental or physical incapacity that prevents the proper exercise of their duties for an uninterrupted period of more than six months;

II.	Failure to comply, without cause, with the agreements and decisions of the Board of Directors;

III.	Failure to comply, deliberately and without cause, with the obligations, duties of care or loyalty or responsibilities set forth in this Law;

IV.	Failure to comply with any of the requirement set forth in this Law to be a member of the Board of Directors or if any unforeseen impediment arises;

V.	Failure to excuse themselves from participating and voting on matters in which they have a conflict of interest; and

VI.	Failure to attend three consecutive meetings, or failure to attend at least seventy five percent of the meetings held in one year.

Article 38.- The Federal Executive Branch shall determine, based on the elements submitted to or gathered by it for such effect, the removal of the independent directors in the events mentioned in the previous article.

Such determination shall be sent to the Senate for approval by an absolute majority of members in attendance, within the non-extendable term of thirty calendar days. Such term shall commence provided the Senate is in session.

Article 39.- In the event the cause that motivated the removal of the member in question implies a possible crime or entails property damages or losses to Petróleos Mexicanos, its productive subsidiary companies or affiliated companies, criminal complaints or reports shall be filed or the pertinent legal actions shall be enforced.

Fifth Section

Committees

Article 40.- The Board of Directors shall have the committees that it establishes. At minimum, it shall have the following committees:

I.	Audit;

II.	Human Resources and Compensation;

III.	Strategy and Investment; and

IV.	Acquisitions, Leasing, Works and Services.

Article 41.- The committees of the Board of Directors shall be composed of at least three and no more than five directors, of which at least two shall be independent, except those whose composition is expressly provided in this Law. The committees shall be chaired and shall have their membership and duties determined by the Board of Directors, through a resolution adopted by a majority of seven of its members, notwithstanding anything to the contrary in this Law, and shall operate according to the rules issued by the Board.

The Committees may request from the Director General all information required for the proper performance of their duties, which shall be provided or at their disposal under the terms determined for such purpose by the Board of Directors in the rules mentioned in the preceding paragraph.

The Committees may authorize the attendance of a representative of the Director General to their meetings, as a guest who has a right to speak, but not to vote, when deemed advisable for the performance of their duties.

Article 42.- The Audit Committee shall be composed of three independent directors and it shall be chaired, on an annual rotating basis, by each of them, as determined by the Board of Directors. The Committee shall have the duties set forth in article 51 of this Law.

A representative of the Director General, the head of the Internal Audit, the head of the legal department or any other person may attend the committee meetings as guests with a right to speak, but not to vote, when deemed advisable and appropriate given the matter to be discussed.

Article 43.- The Human Resources and Compensation Committee shall be chaired by an independent director, and it shall be composed of at least the Secretary of Finance and Public Credit, and have the following duties:

I.	Proposing to the Board of Directors the compensation mechanism of the Director General and of the officials three hierarchical levels below him or her;

II.	Proposing to the Board of Directors the hiring policy, performance evaluation and compensation for the rest of the personnel of Petróleos Mexicanos, its productive subsidiary companies and its affiliated companies, in compliance with the provisions of applicable legislation and collective bargaining agreements in effect;

III.	Assisting the Board of Directors, under the terms ordered by it, in monitoring the approved human resources policies;

IV.	Monitoring compliance with the resolutions, commitments and authorizations in human resources matters that are specified by the Board of Directors;

V.	Proposing agreements for training, certification and updating that Petróleos Mexicanos may enter into with national or foreign public and private institutions; and

VI.	Such as others determined by the Board of Directors.

Article 44.- The Strategy and Investment Committee shall be chaired by an independent member on an annual rotating basis, and shall have the following duties:

I.	Assisting the Board of Directors in the approval of guidelines, priorities and general policies related to the investments of Petróleos Mexicanos;

II.	Analyzing the Business Plan;

III.	Making recommendations to the Board of Directors related to the Business Plan and general policies on the matter;

IV.	Monitoring investments that, pursuant to section IV of article 13 of this Law, have been authorized by the Board of Directors; and

V.	Such others as determined by the Board of Directors.

Article 45.- The Acquisitions, Leasing, Works, and Services Committee shall be chaired by an independent director on an annual rotating basis, and it shall have the following duties:

I.	Making recommendations to the Director General regarding specific items that may be included in the policies and provisions that are proposed by the Board of Directors for contracting matters;

II.	Providing opinions on proposals submitted by the Director General with respect to policies and provisions on contracting matters;

III.	Issuing opinions, upon the request of the Board of Directors, on the contracts submitted for consideration of the latter, in terms of the applicable provisions;

IV.	Monitoring the acquisitions, leasing, services and works that, pursuant to section V of article 13 of this Law, have been authorized by the Board of Directors;

V.	Approving the cases where the exception for public bidding is applicable, in order to allow Petróleos Mexicanos and its productive subsidiary companies to contract with the affiliated companies of Petróleos Mexicanos;

VI.	Reviewing the annual acquisition, leasing, services and works programs and making the recommendations it deems pertinent to the Board of Directors; and

VII.	Such others as determined by the Board of Directors.

Chapter III

Director General

Article 46.- The Director General is responsible for the management, operation, direction and execution of the objectives of Petróleos Mexicanos, subject to the strategies, policies and guidelines approved by the Board of Directors. For such purposes, it shall have the following duties:

I.	To manage and legally represent the company, in accordance with the terms of this Law, with the broadest authority for acts of ownership, administration, litigation and collection, including those that require authorization, power of attorney or special clause pursuant to applicable provisions, including employer representation and authority necessary for labor matters; to make criminal complaints in cases of crimes that may only be prosecuted upon the request of the affected party; to grant pardons; to exercise and withdraw judicial and administrative actions, including constitutional writs; to submit to arbitration and settlement; to issue, guarantee and negotiate credit instruments, as well as to grant and revoke all kinds of general or special powers of attorney;

II.	To implement the resolutions and decisions of the Board of Directors;

III.	To prepare and submit to the Board of Directors the Business Plan and the annual operating and financial work program;

IV.	To send to the Ministry of Finance and Public Credit, pursuant to the provisions of Chapter VII of Title Four and other applicable provisions of this Law, the budgetary and financial information relating to Petróleos Mexicanos and its productive subsidiary companies;

V.	To authorize extraordinary payments, contributions and donations in cash or in-kind that Petróleos Mexicanos or its productive subsidiary companies grant pursuant to the guidelines issued by the Board of Directors;

VI.	To manage the equity of the company and to dispose of its assets as provided in this Law and pursuant to the policies and authorizations issued to such effect by the Board of Directors;

VII.	To conduct the policy and establish the guidelines for scheduling, implementing and evaluating the actions Petróleos Mexicanos, its productive subsidiary companies and affiliated companies in support of sustainable community development, which make production activities viable;

VIII.	To agree to and execute the collective bargaining agreements and union administrative agreements that regulate the employment relationships of Petróleos Mexicanos and its productive subsidiary companies with their workers in accordance with the maximum projections previously approved by the Board of Directors, as well as to issue the work regulations for non-union workers pursuant to article 123, Part A, of the Political Constitution of the United Mexican States and the Federal Labor Law;

IX.	To implement and manage the security systems of the properties and facilities of Petróleos Mexicanos, its productive subsidiary companies, and, where applicable, affiliated companies, in coordination with the participating agencies of the three levels of government;

X.	To implement and manage the security, health and protection and industrial security mechanisms of Petróleos Mexicanos, its productive subsidiary companies, and, where appropriate, affiliated companies, as well as the mechanisms and procedures for quality control and continuity of industrial and commercial operations;

XI.	To oversee the design and implementation of prevention programs on oil spills, environmental contingencies, surface and water remediation and all other programs related to operational safety, ecological balance and environmental preservation;

XII.	To create, terminate and determine the duties of work groups or advisory commissions required for compliance with the company’s purpose, as well as establishing the guidelines for their operation;

XIII.	To submit to the Board of Directors an annual report on the performance of Petróleos Mexicanos, its productive subsidiary companies and affiliated companies, including the exercise of income and expense budgets and the corresponding financial statements. The report and supporting documents shall include a comparative analysis on the goals and commitments set forth in the Business Plan and the results obtained;

XIV.	To release to the general public, under the terms provided by the Board of Directors, the financial statements under International Financial Reporting Standards;

XV.	To establish measures for technological development and to ensure the quality of its products;

XVI.	To propose to the Board of Directors the adjustments to the general operating policies as it deems necessary;

XVII.	To disclose relevant information and events that must be made public pursuant to the applicable provisions; and

XVIII.	All other duties provided for in this Law, and those assigned by the Board of Directors, the Organic Statute or those provided in other applicable statutory provisions.

Article 47.- The Director General shall be appointed by the Federal Executive. Such appointee must meet the requirements for directors set forth in article 20 of this Law, and may not be a spouse, domestic partner or have a blood, affinity or marital relationship, within four degrees, with any member of the Board of Directors.

Article 48.- The Director General may be removed at the discretion of the Federal Executive or the Board of Directors, through a decision adopted by at least seven of its members.

The Board of Directors shall decide on requests for a leave of absence submitted by the Director General.

Article 49.- The Director General shall inform the Federal Executive Branch and the Board of Directors of any failure to comply with the requirements he or she must satisfy for his or her appointment, as well as any other impediment that may arise.

THIRD TITLE

OVERSIGHT AND AUDIT

Article 50.- The oversight and audit of Petróleos Mexicanos, its productive subsidiary companies, and, if applicable, affiliated companies shall be carried out by:

I.	The Audit Committee;

II.	The Internal Audit; and

III.	The External Auditor.

Article 51.- The Audit Committee shall be responsible for the following duties:

I.	Proposing to the Board of Directors the person to be appointed head of the Internal Audit, issuing policies for the development of its activities and evaluating its performance;

II.	Monitoring the management of Petróleos Mexicanos, its productive subsidiary companies and affiliated companies; reviewing documentation pertaining to the financial and operating performance — in general and by activity — of the company, as well as submitting reports related to such matters to the Board of Directors;

III.	Verifying compliance with goals, objectives, plans, programs and priority projects, including deadlines, terms and conditions of commitments assumed, as well as establishing objective and quantifiable indicators to evaluate performance;

IV.	Verifying and certifying the reasonableness and sufficiency of accounting and financial information;

V.	Overseeing processes to formulate, integrate and disclose the accounting and financial information, as well as audits made on the financial statements in accordance with applicable accounting principles and audit standards;

VI.	Proposing for approval by the Board of Directors, upon prior opinion or request of the Director General, modifications to accounting policies;

VII.	Issuing an opinion on the sufficiency and reasonableness of the external audit’s opinion on the financial statements;

VIII.	Authorizing the contracting of the external auditor for activities other than external audit services, in order to avoid conflicts of interest that could affect the independence of its actions;

IX.	Submitting for approval by the Board of Directors, upon the prior proposal of the Director and opinion of the Internal Audit, the internal controls system, as well as the guidelines that regulate it;

X.	Monitoring and reporting to the Board of Directors on the status of the internal controls system, and proposing the relevant modifications, as well as all other measures and actions to correct identified deficiencies;

XI.	Submitting for approval of the Board of Directors, upon the prior proposal of the Internal Audit, the audit and performance evaluation guidelines;

XII.	Issuing an opinion on the annual report of the Director General;

XIII.	Approving the annual internal audit program upon the proposal of the head of the Internal Audit;

XIV.	Assisting the Board of Directors in preparing the reports that the collegiate body has to prepare or submit;

XV.	Programming and requesting, at any time, investigations and audits deemed necessary, except with respect to the actions of the Board of Directors;

XVI.	Submitting to the Board of Directors, with the frequency instructed by it, reports on the results of its management, as well as the deficiencies and irregularities detected as a result of the carrying out of its duties and, if applicable, proposing actions to correct them in due course;

XVII.	Proposing to the Board of Directors criteria for organizing, classifying and handling the reports referred to in this Law;

XVIII.	Supervising the reliability of, efficiency of and opportunity for implemented mechanisms to handle information requests received by the company, pursuant to applicable provisions, and preparing an annual report on the transparency of Petróleos Mexicanos and its productive subsidiary companies and the disclosure of information in accordance with article 110 of this Law;

XIX.	Reporting to the Board the existing differences of opinion or judgment between the company’s management and the Committee; and

XX.	All other duties assigned by the Board of Directors or set forth in other applicable legal provisions.

Article 52.- The Internal Audit shall report to the Board of Directors, through the Audit Committee and shall be the execution body of the latter. It shall act pursuant to the polices determined by the Audit Committee and shall be responsible for reviewing periodically, through applicable audit procedures, whether the policies, rules and controls established by the Board of Directors for the proper operation of Petróleos Mexicanos, its productive subsidiary companies and, if applicable, affiliated companies, are properly applied, as well as verifying the proper operation of the internal controls system.

The Board of Directors shall ensure the independence of the Internal Audit with respect to the areas, divisions or lines of business.

Article 53.- The Internal Audit shall be managed by a head appointed by the Board of Directors, upon the proposal of the Audit Committee.

The head of the Internal Audit may be removed freely by the Audit Committee.

Article 54.- The Internal Audit shall have the following duties:

I.	Evaluating through audits and substantive, procedural and compliance tests, the operations of Petróleos Mexicanos, its productive subsidiary companies and, if applicable, affiliated companies, as well as the proper application of the policies established by the Board of Directors and compliance with applicable legal provisions, based on the annual internal audit program approved by the Audit Committee; as well as verifying, in the same manner, the correct operation of the internal controls system;

II.	Verifying that the control mechanisms implemented entail the proper protection of the assets of Petróleos Mexicanos, its productive subsidiary companies and affiliated companies;

III.	Verifying that the information systems, including the accounting, operating and any other kind of systems, have mechanisms to maintain the integrity, confidentiality and availability of information that prevent their alteration and comply with the purposes for which they were implemented or designed. Also monitoring such systems in order to identify potential flaws and verifying that they generate sufficient and consistent information and properly ensure its availability;

IV.	Checking that there are contingency plans and measures in place to avoid the loss of information and, if applicable, its recovery or retrieval;

V.	Ensuring the quality, sufficiency and opportunity of information, as well as its reliability for proper decision-making, and that such information is provided correctly and in a timely manner to the relevant participants;

VI.	Reviewing the efficiency of internal controls procedures to prevent and detect acts or operations that affect or could affect Petróleos Mexicanos, its productive subsidiary companies and affiliated companies, and reporting the results to the relevant participants;

VII.	Providing to relevant authorities, as well as to external auditors, the necessary information at its disposal as a result of its duties;

VIII.	Verifying that the corporate structure of Petróleos Mexicanos, its productive subsidiary companies and affiliated companies, complies with the principles of independence for the different activities that so require it, as well as the effective segregation of duties and exercise of authority attributable to each area, division or line of business, with the ability to, in any case, making the recommendations it deems necessary to the Audit Committee;

IX.	Providing the Audit Committee the elements that enable it to comply with its duties, and reporting irregularities found in the exercise of its duties, as well as the relevant deficiencies or deviations detected in the operation, in order for the same to be promptly corrected, with the corresponding follow-up;

X.	Reporting to the Audit Committee and the Director General the deficiencies and irregularities detected in the performance of its duties and which could constitute a liability in terms of the applicable legal provisions, in order to commence the corresponding actions;

XI.	Remitting to the Responsibilities Unit the matters where, as a result of the performance of its duties, it detects possible administrative liability;

XII.	Reporting at least semi-annually to the Audit Committee, or with the frequency determined by it, on the results of its activities;

XIII.	Submitting for the approval of the Audit Committee, upon prior approval of the Director General, its annual work program; and

XIV.	All other duties provided for in this Law or determined by the Board of Directors.

Article 55.- The Internal Audit may appoint, upon prior approval from the Board of Directors in each case, delegates in each of the productive subsidiary companies of Petróleos Mexicanos, who shall have the duties set forth in article 54 of this Law regarding the relevant productive subsidiary companies, and they shall act based on the policies and guidelines established by the Internal Audit, upon prior approval from the Audit Committee.

Article 56.- The Director General shall implement, based on the guidelines approved by the Board of Directors, the internal controls system of Petróleos Mexicanos, its productive subsidiary companies, and, if applicable, affiliated companies, which shall have the following objectives:

I.	Establishing mechanisms that allow for the prevention, identification, management, monitoring and evaluation of risks that could result from the performance of the companies’ activities;

II.	Preventing, detecting and channeling with the relevant participants and authorities, the acts and omissions that could constitute corrupt practices;

III.	Delimiting the duties and operations among the areas, divisions or lines of business, in order to promote efficiency and effectiveness in the performance of their activities and avoid conflicts of interest;

IV.	Assisting in the observance of applicable legal, accounting and financial provisions;

V.	Having reliable and timely financial, economic, accounting legal and administrative information, by line of business, that contributes to proper decision-making;

VI.	Fostering the correct operation of information processing systems; and

VII.	All other duties determined by the Board of Directors.

The internal controls system and guidelines that regulate it shall be observed in the operation and financial and core activities.

The coordination functions of the internal controls system shall in no event be performed by personnel of the Internal Audit, or by persons or units that could have a conflict of interest for their proper performance.

No later than April 30 of each year, the Director General shall submit to the Audit Committee, upon the prior opinion of the head of the Internal Audit, a report on the status of the internal controls system in Petróleos Mexicanos, its productive subsidiary companies and affiliated companies, for purposes of verifying compliance therewith.

Article 57.- The external auditor of Petróleos Mexicanos shall be appointed by the Board of Directors, upon the proposal of the Audit Committee.

Article 58.- The Superior Audit Office of the Federation shall have the authority to audit Petróleos Mexicanos and its productive subsidiary companies, pursuant to the respective constitutional and legal provisions.

In performing its audits and in making its observations and recommendations, the Superior Audit Office of the Federation shall take into account the provisions of article 25, fourth paragraph, of the Constitution, the transitory provisions of the Decree that amends and supplements various provisions of the Political Constitution of the United Mexican States on Energy Matters, published in the Official Gazette of the Federation on December 20, 2013, the principles and provisions set forth in this Law and in the provisions arising from it, the legal framework of Petróleos Mexicanos and its productive subsidiary companies, their legal nature and that of their acts and operations, as well as the results of the reviews conducted by audit and oversight bodies in the performance of their duties pursuant to this Law.

FOURTH TITLE

SPECIAL REGIME

CHAPTER I

PRODUCTIVE SUBSIDIARY COMPANIES AND AFFILIATED COMPANIES

Article 59.- Petróleos Mexicanos may have productive subsidiary companies and affiliated companies under the terms of this Law.

Petróleos Mexicanos shall act through productive subsidiary companies to carry out hydrocarbon exploration and extraction activities, notwithstanding the provisions of article 63 of this Law.

All other activities of Petróleos Mexicanos may be carried out directly, through affiliated companies, directly or indirectly through companies in which it has a minority interest, or through any type of association or partnership that is not contrary to law.

Article 60.- The productive subsidiary companies are productive state-owned companies, with legal capacity and their own property. They shall be organized and will operate pursuant to the provisions of this Law and the provisions arising from it and they shall be subject to the planning, management and coordination of Petróleos Mexicanos.

The productive subsidiary companies shall be subject to the provisions of articles 3, 7, 8 and 9 of this Law; their purpose shall be the activities determined by the Board of Directors of Petróleos Mexicanos, in accordance with the provisions of article 59, and they shall operate pursuant to the special regime for Petróleos Mexicanos on matters of budget, debt, acquisitions, leasing, services and works, administrative liabilities, compensation, assets and the state dividend, as set forth in this Law.

Article 61.- Affiliated companies of Petróleos Mexicanos are those in which Petróleos Mexicanos participates, directly or indirectly, in more than fifty percent of their share capital, regardless of whether they are organized under Mexican or foreign law.

Affiliated companies shall not be decentralized public entities, and they shall have the legal status and be organized pursuant to the private law of their place of incorporation or creation.

Mexican affiliated companies whose purpose is to purchase, sell or market hydrocarbons shall be subject to the provisions of article 34 of the Law of the Mexican Central Bank.

Article 62.- The creation, merger or spin-off of productive subsidiary companies, as well as affiliated companies in which Petróleos Mexicanos participates, directly or indirectly, shall be authorized by the Board of Directors of Petróleos Mexicanos, upon the proposal of its Director General, which shall be submitted pursuant to the rules issued by the Board.

In the event that the Board of Directors approves the proposal with the modifications it deems appropriate, the following shall apply:

I.	Regarding productive subsidiary companies, the Board of Directors shall issue the corresponding resolution that will be its creation instrument, which shall be published in the Official Gazette of the Federation and will provide for at least, the following:

a)	The purpose or activities it may engage in;

b)	The composition of its property;

c)	The provisions regarding the composition and appointment of management bodies, considering the provisions of articles 64 and 65 of this Law;

d)	The authority of management bodies; and

e)	The supervisory and internal control bodies or mechanisms.

The instruments that create productive subsidiary companies may be amended by the Board of Directors of Petróleos Mexicanos.

II.	With respect to affiliated companies with direct participation, the necessary corporate acts shall be undertaken in accordance with applicable legal provisions.

The Board of Directors may dictate the bases under which the corporate acts for the constitution, spin-off or merger of affiliated companies with direct participation shall be carried out, notwithstanding that it may issue specific rules when authorizing each of these acts.

In approving the creation or participation in direct-interest affiliated companies of Petróleos Mexicanos, the Board of Directors shall determine, as part of the corporate purpose of such affiliated companies, whether they shall have an option to, in turn, constitute or participate in other companies.

Article 63.- Subject to the provisions of the Hydrocarbons Law, the Hydrocarbon Revenue Law, the provisions derived from such Laws and other applicable provisions, Petróleos Mexicanos may carry out hydrocarbon exploration and extraction activities pursuant to the following:

I.	If the activities are performed pursuant to an assignment, it shall act through one or more productive subsidiary companies, notwithstanding the service agreements that may be entered into for improved execution and operation in the areas subject to the assignment, pursuant to this Law and the Hydrocarbons Law, and

II.	If the activities are performed pursuant to a Hydrocarbon Exploration and Extraction Contract:

a)	Where Petróleos Mexicanos performs the activity exclusively, without entering into a partnership or association with third parties to such effect, it shall do so through one or more productive subsidiary companies; and

b)	Where it intends to perform activities through a partnership or association with third parties, it may do so through the creation of, or participation in, affiliated companies, a minority participation in other companies or the other forms of partnership allowed under the Hydrocarbons Law, the Hydrocarbon Revenue Law and other applicable provisions.

Where Petróleos Mexicanos is part of a limited partnership or consortium, it may do so through productive subsidiary companies or affiliated companies.

The provisions of this section shall be applicable when Petróleos Mexicanos wins a bidding process in which a Hydrocarbon Exploration and Extraction Contract is awarded or when entering into such contract results from the process of migrating an assignment to a contract.

Article 64.- The boards of directors of the productive subsidiary companies shall be composed of at least five but not more than seven members, ensuring that there is a majority of members representing Petróleos Mexicanos appointed by its Board of Directors.

The members of the board of directors of the productive subsidiary companies are subject to the same liability regime provided in this Law for members of the Board of Directors of Petróleos Mexicanos.

Article 65.- The ministries of Energy and Finance and Public Credit may appoint directors to the boards of directors of the productive subsidiary companies of Petróleos Mexicanos, upon prior approval of the Board of Directors of the latter.

In affiliated companies of direct participation, the Ministry of Energy may appoint one director to the board of directors.

The application of the provisions in this article shall consider the maximum number of members set forth in the preceding article.

Article 66.- The liquidation of productive subsidiary companies shall be resolved by the Board of Directors of Petróleos Mexicanos, upon the proposal of the Director General, and the corresponding process shall be carried out pursuant to the guidelines determined by the Board.

Article 67.- The productive subsidiary companies shall operate in a coordinated manner by consolidating operations in the use of financial resources, general accounting and information and accountability, as determined by the Board of Directors of Petróleos Mexicanos.

Article 68.- The Board of Directors of Petróleos Mexicanos shall be responsible for overseeing, monitoring and verifying that the productive subsidiary companies conduct their activities and operate in accordance with the special regime that is applicable to them. To that end, it may establish information and control mechanisms, disciplinary measures and all other measures it deems convenient.

Article 69.- The Board of Directors of Petróleos Mexicanos, upon the proposal of the Director General, shall approve the form and terms under which the rights of Petróleos Mexicanos, its productive subsidiary companies or its affiliated companies shall be exercised, with respect to the constitution, spin-off, liquidation or merger of other companies or their participation therein.

The provisions of the preceding paragraph shall be subject at all times to the provisions of articles 59, second paragraph, and 63 of this Law.

In any case and notwithstanding the preceding paragraphs, the Board of Directors shall authorize the participation of third parties in the equity of affiliated companies, as well as any increase in such participation, instructing the respective representatives and attorneys-in-fact to act accordingly in the bodies or before the corresponding participants.

Article 70.-The productive subsidiary companies and affiliated companies shall align their activities with the Business Plan of Petróleos Mexicanos, conduct their operations based on the planning and strategic vision and best corporate governance practices approved to such effect by the Board of Directors of Petróleos Mexicanos, which shall also issue the guidelines with respect to its corporate alignment, evaluation and policies of Petróleos Mexicanos to grant guarantees in their favor, or for them to grant guarantees in favor of Petróleos Mexicanos or amongst themselves, as well as all other necessary aspects for their proper performance.

For purposes of investment transparency and accountability of Petróleos Mexicanos in its productive subsidiary companies, affiliated companies and companies in which it holds any other share participation, directly or indirectly, the Board of Directors of Petróleos Mexicanos, upon the proposal of the Director General, shall issue guidelines governing the exercise of the rights that pertain to Petróleos Mexicanos as owner or shareholder the performance of employees or attorneys-in-fact that exercise such rights, the information to be submitted by them to the Board of Directors and all other matters to be determined by the Board of Directors.

Article 71.- The Board of Directors of Petróleos Mexicanos shall issue general policies pursuant to which Petróleos Mexicanos or its productive subsidiary companies, as well as their respective affiliated companies, may have a minority participation in the equity of other companies, whether national or foreign, determining any relevant investments which must previously be approved by the Board.

CHAPTER II

COMPENSATION

Article 72.- Under the terms set forth in article 25, fourth paragraph, of the Constitution and Twentieth Transitory Provision, Section II, of the Decree amending and supplementing various provisions of the Constitution of the United Mexican States on Energy Matters, published in the Official Gazette of the Federation on December 20, 2013, Petróleos Mexicanos and its productive subsidiary companies have a special compensation regime, distinct from that provided in article 127 of the Constitution.

Article 73.- In exercising its duties with respect to compensation matters for the personnel of Petróleos Mexicanos and its productive subsidiary companies, the Board of Directors of Petróleos Mexicanos and its Human Resources and Compensation Committee, pursuant to the approved personal services budget, shall comply with the following:

I.	Compensation for personnel shall be calculated in the same manner as those in the relevant existing industry or activity, having as its guiding criteria that, given the conditions in the national and international labor market, companies have and retain workers most suitable to effectively comply with their purpose, in line with the approved tabulations;

II.	The human resources policy may provide for the granting of incentives or extraordinary compensation for accomplishing goals subject to performance evaluation, taking into consideration labor market conditions at the national and international level;

III.	The purpose of the compensation policy shall be to recognize the effort and contribution of workers in achieving the objectives of the company, pursuant to the approved tabulations; and

IV.	In exercising the personal services budget, Petróleos Mexicanos and its productive subsidiary companies shall be subject to Chapter VII of Title Four and other applicable provisions of this Law.

Article 74.- The hiring policy of non-union personnel shall require the publication and receipt of applications, on the website of Petróleos Mexicanos, for any vacancy that such company or its production subsidiary companies intend to fill.

The creation of jobs, changes to the organizational structure and work staffing, transfer of positions and hiring or appointment of personnel of Petróleos Mexicanos and its productive subsidiary companies shall solely tend to the improvement of operational efficiency of the companies.

CHAPTER III

ACQUISITIONS, LEASING, SERVICES, AND WORKS

First Section

General Provisions

Article 75.- Petróleos Mexicanos and its productive subsidiary companies shall carry out the acquisitions, leasing and contracting of services and works required pursuant to the provisions of article 134 of the Political Constitution of the United Mexican States, subject to the principles of economy, effectiveness, efficiency, impartiality and honesty, in order to ensure for the State the best available conditions in terms of pricing, quality, financing, opportunity and other relevant circumstances pursuant to the nature of the contracting.

For the acquisitions, leasing and contracting of services and works of any nature carried out by Petróleos Mexicanos and its productive subsidiary companies, the provisions set forth in this Law and all others arising therefrom shall be applicable. The Law of Acquisitions, Leasing Public Works and Services or the Law of Public Works and Services Related Thereto shall not apply to them.

Article 76.- The Board of Directors of Petróleos Mexicanos shall issue the procedures to be followed by Petróleos Mexicanos and its productive subsidiary companies for the acquisitions, leasing, contracting of services and execution of works, complying at all times with the principles set forth in this Law, pursuant to the following bases:

I.	General provisions may be established to allow for the development of contracting procedures in accordance with the nature of the contracting;

II.	The following aspects, among others, shall be considered:

a)	The application of equality and transparency conditions among all participants;

b)	The establishment of general requirements as the bases of open bidding;

c)	The terms and requirements under which the procedures other than open biddings shall be carried out; and

d)	The objective and measurable criteria for evaluation.

III.	Considering provisions to ensure that contracting procedures are conducted under the principles of honesty, transparency, maximum publicity, equality, competitiveness, simplicity and their expeditious administration, considering, among other schemes, prequalification stages, subsequent discount bids and price negotiations.

The Board of Directors of Petróleos Mexicanos shall establish the cases where, considering the impact or relevance of the contracts, public witnesses may participate during the corresponding procedures conducted by Petróleos Mexicanos and its productive subsidiary companies, as well as mechanisms and requirements for their appointment. The public witnesses shall have the following duties:

a)	Participating as an observer during the different stages of the contracting procedures;

b)	Issuing a final testimony that includes their observations and, if applicable, recommendations with respect to the relevant contracting; and

c)	If applicable, giving notice of the irregularities detected to the Internal Audit and the Responsibilities Unit;

IV.	Publishing on its website the information regarding the contracting procedures carried out by the companies, as provided in the Federal Law of Transparency and Access to Public Governmental Information;

V.	Defining the participant responsible for determining the basis for carrying out procedures other than open bidding, as well as the minimum justification to be included in its decision;

VI.	Establishing policies that regulate cases where the company shall refrain from considering bids or entering into agreements with persons who, among others:

a)	Have a conflict of interest with Petróleos Mexicanos, its productive subsidiary companies or affiliated companies;

b)	Are unfit to engage in business or to exercise their profession;

c)	Are unfit to carry out a position, office or commission in the public service;

d)	Are debarred by the competent authority, pursuant to the Law of Acquisitions, Leasing and Services of the Public Sector and the Law of Public Works and Services Related Thereto;

e)	Have outstanding defaults with the company or the latter has proceeded to rescind an agreement;

f)	Have obtained, in an improper manner, privileged information; and

g)	Use third parties to avoid the provisions of this Section;

VII.	Establishing the manner in which the planning, programming and budgeting for contracting shall be carried out, as well as the evaluation of results based on objective indicators;

VIII.	Establishing the minimum content of contracts, as well as general rules to foster improved and timely execution;

IX.	Requiring minimum percentages of national content, pursuant to the nature of the contract, and in accordance with international treaties to which Mexico is a party;

X.	For integrated services contracts for hydrocarbon exploration and extraction, providing that the revenue obtained from such contracts shall be used first to cover expenditures derived therefrom, notwithstanding other revenue obtained; as well as to determine the manner and terms under which the accounting shall be kept separately for each of these contracts; and

XI.	Providing the necessary facilities to carry out the procedures, preferably through electronic media.

Article 77.- The acquisitions, leasing and contracting of services and works shall be performed, by general rule, through open bidding, subject to prior public invitation. Bids may be submitted and analyzed through electronic media, under the terms set forth by the Board of Directors of Petróleos Mexicanos.

The Board of Directors may provide different awarding mechanisms, such as ascending auctions, descending auctions or first price auctions in sealed envelopes, in which case the envelopes shall be submitted and opened in the same public session, among others. Tie-breaking criteria shall be determined in bidding processes, which will be included in the corresponding bidding guidelines.

In any event, the bidding processes shall be carried out under the principles of transparency, maximum publicity, equality, competitiveness and simplicity.

Where, as an exception, the open bidding is not ideal to ensure the best conditions, other procedures determined by the Board of Directors may be used.

Article 78.- In cases where the open bidding procedure is not suitable for ensuring the best available conditions in terms of pricing, quality, financing, timeliness and other relevant circumstances in accordance with the nature of the contract, upon prior determination of the participant responsible for determining the exception to the open bidding, the company may choose to use other procedures, which may include restricted invitation or direct awarding, among others, provided that any of the following scenarios occur:

I.	There are no alternative goods or services or technically reasonable substitutes or there is only one potential bidder in the market. Moreover, in the event that a person has ownership or exclusive licensing of patents, copyrights, or other exclusive rights, or in the case of works of art;

II.	When national security, public safety or the company’s safety, industrial facilities and pipelines are jeopardized, pursuant to the terms of the laws on the matter;

III.	When due to acts of God or force majeure, it is not possible to obtain goods or services through an open bidding procedure in the time required to respond to the relevant contingency. In such event the amounts or items shall be limited to what is strictly necessary;

IV.	A contract entered into through open bidding is rescinded, pursuant to the provisions set forth by the Board of Directors;

V.	An open bidding has been declared to have failed, provided that the requirements set forth in the summons or invitation for bids were maintained, and whose noncompliance has been considered the cause of the disqualification because it directly affects the solvency of the bids;

VI.	There are justified reasons for the acquisition or leasing of goods of a specific trademark, or circumstances that may cause losses or additional and justified costs;

VII.	With respect to used or refurbished goods in which the price may not be greater than that determined by the appraisal undertaken by credit institutions or third parties authorized to do so under the applicable provisions, issued within the previous six months and effective at the time of awarding the respective contract;

VIII.	In cases of consulting, advisory, engineering studies or studies of another nature, research or training services;

IX.	In cases of the acquisition of goods for direct marketing or to submit them to productive processes carried out in compliance with their purpose or objectives expressly set forth in applicable provisions;

X.	In cases of the acquisition of goods from persons that, though not customary suppliers, offer goods under favorable conditions, as a result of being in a state of liquidation or dissolution, or under judicial intervention;

XI.	In cases of services rendered by a natural person, provided that they are carried out by such person without requiring the use of more than one specialist or technician;

XII.	In cases of asset maintenance services in which it is not possible to define their scope, establish work quantities or determine the corresponding specifications;

XIII.	The purpose of the contract is the design and manufacture of a good that serves as a prototype to carry out tests that demonstrate its operation. In such cases, it shall be agreed that the design, use or any other exclusive right, are constituted for the benefit of the contracting party;

XIV.	In cases of specialized equipment, substances and materials of chemical, physicochemical or biochemical origin to be used in experimental activities required in scientific research projects and technological development, provided that such projects are authorized by the participant determined by the Board of Directors;

XV.	The acquisition of goods, execution of works or rendering of services is accepted as payment;

XVI.	Those directly linked with remediation of spills, toxic or hazardous gas emissions, irregular spillage of hydrocarbons or any other incident that puts at risk workers, the population, the environment or the facilities used by the company, resulting from accidents, sabotage, theft, other acts of willful misconduct or other events that require immediate attention;

XVII.	In cases of works that require mainly rural or marginalized urban labor, contracted directly with the beneficiary inhabitants of the locality or place where the works shall be carried out, whether as natural or legal persons;

XVIII.	Services of publicly attesting officials, experts, legal and representation services in judicial, arbitration or administrative proceedings;

XIX.	In cases of spare parts or services related to the installation, maintenance or conservation of industrial equipment of the original equipment or machinery manufacturer, in order to maintain the technical warranty thereof;

XX.	In cases of entering into a partnership or strategic alliance, or carrying it out with natural or legal persons engaged in engineering, research and transfer and development of technology, in order to implement technological innovations in the national infrastructure.

The provisions of this section shall not apply to the hydrocarbon exploration and extraction activities that Petróleos Mexicanos carries out, or that its productive subsidiary companies carry out, pursuant to a contract that has been granted as a result of a migration from an assignment, in which case the provisions of the Hydrocarbons Law shall apply;

XXI.	In cases of the contracting of banking, brokerage, securities custody or trust creation services;

XXII.	Contracts for the purpose of developing technological innovations related to the purpose of Petróleos Mexicanos; and

XXIII.	Contracts entered into with ministries or entities of the public administration, federal or state, as well as with its affiliated companies.

Article 79.- In procedures other than open bidding, persons who have the possibility of providing an adequate response, who have the financial, technical, operational and all other necessary capacity for complying with the contracts and who have experience in the activities or works to be performed, shall be invited.

When the contracting is carried out through restricted invitation, it shall be posted on the website of the contracting company, in order to allow any person to send information regarding the persons considered in the invitation.

Article 80.- All acts performed within the contracting procedures regulated in this Chapter, including up to the time of the decision, shall be of an administrative nature.

Once the contract is signed, this and all acts or matters arising therefrom shall be of a private nature and shall be governed by the applicable commercial or civil law.

Article 81.- The following may be filed against the decision to award the contract:

I.	A motion for reconsideration before the collective body provided in the Organic Statute and pursuant to the procedure set forth in the Regulations of this Law; or

II.	The corresponding legal action before the Federal Court of Tax and Administrative Justice.

No instant or ordinary defense against any other resolutions issued during the bidding process shall proceed and, in the event of any irregularity in such resolutions, they may be contested on the basis of failure.

Once the agreement is awarded and signed, all disputes arising with respect to its interpretation or compliance shall be under the jurisdiction of the competent courts of the Judicial Branch of the Federation, except when alternative means of dispute resolution have been stipulated.

Second Section

Measures to Ensure Integrity in Contracts

Article 82.- For the performance and execution of the acquisitions, leasing, services and works contracts the Board of Directors of Petróleos Mexicanos, upon the proposal of the Director General, shall issue the provisions and policies necessary to provide Petróleos Mexicanos and its productive subsidiary companies with mechanisms that enable them to prevent, identify, cure and sanction irregular, unlawful or negligent acts or omissions or any others that in the contracting procedures and the implementation and execution of the contracts may affect or impact the operations of the companies.

Article 83.- The provisions and policies referred to in the preceding article shall provide at least the following:

I.	The mechanisms and procedures to identify, systemize and manage risk factors or risk points that may arise or occur during the contracting process or in the execution of contracts, as well as procedures and actions to follow upon detection of irregularities in both cases, including their suspension;

II.	The general bases for determining the minimum requirements to be met by parties interested in contracting with Petróleos Mexicanos and its productive subsidiary companies, as well as mechanisms for their evaluation, shall include, among others:

a)	Technical and financial capacity for the execution of the project;

b)	Prior experience evidencing the capacity to perform their contractual obligations; and

c)	The status of their tax and labor obligations; and

III.	Mechanisms to implement a system to receive anonymous accusations or complaints through which any interested party may report acts or omissions during the various stages of the contracting process or during the execution of the contract.

The issues referred to in this article shall be regulated considering, among other factors, the importance or value of the different contracts entered into by companies, as well as the relevance of the contractors for their operations.

Article 84.- The Board of Directors of Petróleos Mexicanos shall provide what is necessary in order to ensure that the framework and provisions pertaining to it and its productive subsidiary companies clearly specify the levels of decision-making and responsibility of the officials of the companies during the contracting procedures and in the execution of contracts.

Article 85.- Petróleos Mexicanos and its productive subsidiary companies shall have a public information system regarding its suppliers and contractors, which shall be updated periodically and contain the information of the executed contracts for the previous five years, as well as the compliance history thereof, including, if applicable, extension, increase or adjustments in said contracts.

The information system shall contain, at least, the following:

I.	Information about the suppliers and contractors, including nationality, location, industry, legal organization and economic activity, and who shall be responsible for reporting any modification in terms of the applicable provisions;

II.	Information about the contracts entered into with the companies and the performance thereof, including among other aspects, timely execution, application of penalties, quality of the goods or works;

III.	Compliance with environmental, industrial and operational safety and labor liability provisions;

IV.	Certification of compliance with technical standards and quality assurance; and

V.	Results of any evaluations of suppliers and contractors conducted by specialized companies.

The Board of Directors of Petróleos Mexicanos, upon the proposal of its Director General, shall determine the rules for the operation of the system and the information to be included, considering the size of the suppliers and contractors and their relevance in the operations of the contracting companies.

The information contained in the system may be used to determine participation and prequalification in the contracting procedures, but registration therein may not be required as a condition for participation.

Article 86.- Contracts entered into by Petróleos Mexicanos and its productive subsidiary companies shall be subject to the provisions of the Federal Law of Anti-Corruption in Public Contracting, among other laws. To this effect, the Ministry of Public Function will be the competent authority.

CHAPTER IV

PROPERTY

Article 87.- All acts related to the disposition, use and enjoyment of property of Petróleos Mexicanos and its productive subsidiary companies shall be governed by applicable civil law, complying with the provisions of this Chapter.

Article 88.- The real property of Petróleos Mexicanos and its productive subsidiary companies shall be subject to the public domain regime of the Federal Government pursuant to the provisions that for such legal form are established in the General Law of National Patrimony and this Law.

The Board of Directors of Petróleos Mexicanos may, upon the proposal of its Director General, disincorporate from the public domain regime and authorize the disposal, under any title, of real property of Petróleos Mexicanos and its productive subsidiary companies, as well as encumber it with a guarantee, mortgage or any other lien.

In all cases, Petróleos Mexicanos and its productive subsidiary companies shall obtain the registration of the titles referred to in Section I of article 42 of the General Law of National Patrimony in the Public Registry of Federal Property.

Article 89.- The Board of Directors shall issue the policies governing the acts of disposal and encumbrance referred to in the preceding article, as well as those related to the acquisition, leasing, sale and management of property of Petróleos Mexicanos, its productive subsidiary companies and, if applicable, its affiliated companies, considering the provisions of article 134 of the Constitution and understanding that the related provisions of the General Law of National Property shall not be applicable to this effect.

The Board of Directors of Petróleos Mexicanos may determine that the management, control and disposal of goods of the productive subsidiary companies shall pertain to Petróleos Mexicanos.

CHAPTER V

LIABILITIES

Article 90.- The application of the Federal Law of Administrative Liabilities of Public Officials to the personnel of Petróleos Mexicanos and its productive subsidiary companies shall be entrusted to the Liabilities Unit, which will be exclusively responsible for:

I.	Receiving and responding to complaints and accusations and conducting investigations related thereto; and

II.	Processing administrative liability procedures and imposing the respective sanctions, in terms of the applicable laws.

The Liabilities Unit shall have no authority regarding internal controls and audit matters, and its organizational independence from the Internal Audit and the areas that may be established to coordinate the internal controls system shall be guaranteed.

Article 91.- Notwithstanding the provisions of the preceding paragraph, the personnel of Petróleos Mexicanos and its productive subsidiary companies shall be liable for the damages and losses it could cause to the latter or to companies in which they have any participation, derived from acts, events or omissions contrary to the provisions of this Law. Such liability shall be joint and several among the individuals that adopted the decision, as well as among those that participated in the act, event or omission in question.

The corresponding indemnity shall cover the damages caused to Petróleos Mexicanos, its productive subsidiary companies and affiliated companies, without prejudice in proceeding, if applicable, to the termination of the persons involved.

The statute of limitations for the action to enforce the liability referenced in this article shall be five years from the date in which the act, event or omission that caused the damage or loss occurred, except regarding acts, events or omissions with continuous effects, where the term for the statute of limitations shall commence upon termination of the effects of such act, event or omission.

Independent of applicable criminal or administrative liabilities, the damages or losses caused to Petróleos Mexicanos, its productive subsidiary companies and affiliated companies, may be claimed through civil proceedings.

Article 92.- The personnel of Petróleos Mexicanos and its productive subsidiary companies shall not, individually or jointly, incur liability for damages or losses they may cause to the same, as a result of acts or omissions or decisions made, when acting in good faith in any of the following circumstances:

I.	They comply with the requirements to approve the respective matters;

II.	They make decisions or vote based on the information provided by the responsible areas; or

III.	They have selected the most appropriate alternative, to the best of their knowledge, or the negative effects on property were not foreseeable; in each case, based on the information available at the time of the decision.

Article 93.- The Liabilities Unit may refrain from initiating a procedure or imposing administrative sanctions to the personnel, when the investigations or reviews performed demonstrate that any of the following circumstances occurred:

I.	That for one time only, for the same event and within a period of one year, the performance of the employee in managing, processing or resolving matters under his or her responsibility, is referred to a matter of debatable criteria or opinion, in which several solutions may be validly sustained, and there is evidence of the elements taken into account by the employee in the decision he or she made; or

II.	That the act or omission was corrected or cured spontaneously by the public official or it implies manifest error.

In the event of any of these circumstances, any effects that, if applicable, were generated, shall have disappeared or shall have been cured or repaid.

Article 94.- The personnel of Petróleos Mexicanos, its productive subsidiary companies and affiliated companies who no longer hold their position, office or commission therein, shall observe, for two years after concluding their duties, the following:

I.	In no event shall the employee use his or her influence or obtain any advantage derived from the position he or she held, either for himself or herself or his or her spouse, blood relatives or relatives by affinity within four degrees, or civil relatives, or third parties with whom they have professional, labor or business relationships, or for partners or companies in which such employee or the aforementioned persons are or have been part of; and

II.	To not use, for their benefit or for the benefit of third parties, the information or documentation to which the employee had access due to his or her position, office or commission and which is not public.

The personnel of Petróleos Mexicanos, its productive subsidiary companies and affiliated companies shall comply with the confidentiality obligations regarding information and documentation to which they have access as a result of their duties, in accordance with the same terms as those referred to in the second paragraph of article 28 of this Law.

Article 95.- The Board of Directors of Petróleos Mexicanos shall issue a Code of Ethics applicable to the personnel of Petróleos Mexicanos, its productive subsidiary companies and affiliated companies, in which the principles and guidelines of corporate ethics shall be established. The Board itself shall determine the participants responsible for monitoring compliance and imposing disciplinary measures determined to that effect.

Article 96.- The Board of Directors of Petróleos Mexicanos shall approve the policies for contracting insurance, sureties or other guaranties for the benefit of members of the Board of Directors, the Director General, senior officials and other employees of Petróleos Mexicanos and its productive subsidiary companies, determined by the Board, to cover the indemnity amount for damages caused by their actions, or insurance to assume the defense and legal assistance services of such employees.

CHAPTER VI

STATE DIVIDEND

Article 97.- Petróleos Mexicanos and its productive subsidiary companies shall annually pay to the Federal Government a state dividend, in accordance with the following:

I.	In July of each year, the Board of Directors of Petróleos Mexicanos shall send to the Ministry of Finance and Public Credit a report regarding:

a)	The financial position of the company and its productive subsidiary companies; and

b)	The investment and financing plans, options and prospects for the following fiscal year and for the five subsequent years, accompanied by an analysis of the profitability of such investments, and the projection of the corresponding financial statements.

II.	The Ministry of Finance and Public Credit, considering the information contained in the preceding section, and upon prior favorable opinion from the Technical Committee of the Mexican Petroleum Fund for Stabilization and Development, shall determine the proposed amount that Petróleos Mexicanos, as well as each of its productive subsidiary companies, shall pay to the Federal Government as a state dividend;

III.	The amounts set forth in the preceding section shall be included in the draft proposal of the Federal Revenue Law for the respective fiscal year, for approval by the Mexican Congress, which may only be revised downward; and

IV.	Petróleos Mexicanos and its productive subsidiary companies shall pay the state dividend approved in the Federal Revenue Law to the Federal Treasury, in the form and in accordance with the terms set forth by the Ministry of Finance and Public Credit.

Article 98.- The remaining amount not paid as state dividend in accordance with the terms of the preceding article shall be reinvested pursuant to the decisions made by the Board of Directors of Petróleos Mexicanos.

Article 99.- Petróleos Mexicanos shall make publicly available through electronic means, pursuant to the relevant applicable provisions:

I.	The report referred to in article 97, section I, of this Law; and

II.	The resolutions of its Board of Directors which determine the use of the funds it maintains pursuant to the provisions of article 98 of this Law.

CHAPTER VII

BUDGET

Article 100.- Petróleos Mexicanos and its productive subsidiary companies have budgetary autonomy and shall only be subject to the financial balance and personal services expenditure ceiling that, upon the proposal of the Ministry of Finance and Public Credit is approved by the Mexican Congress, as well as the budgetary special regime provided in this Chapter.

For all matters not provided in this Chapter, the regulation issued under this Law by the Board of Directors shall apply, observing the principles of legality, honesty, efficiency, effectiveness, economy, rationality, austerity, transparency, control and accountability in the management of its property and resources.

Article 101.- In preparing their annual budget, Petróleos Mexicanos and its productive subsidiary companies shall comply with the following:

I.	The Ministry of Finance and Public Credit shall notify Petróleos Mexicanos, no later than June 15 of the preliminary estimate of macroeconomic variables for the following fiscal year, which shall be taken into consideration by the Director General of Petróleos Mexicanos to prepare, with the participation of its productive subsidiary companies, the consolidated budget draft for the relevant year;

II.	The Director General of Petróleos Mexicanos shall send to the Ministry of Finance and Public Credit no later than July 15, the consolidated budget draft approved by the Board of Directors, including an indicative consolidated scenario of the financial balance goal of the company and its productive subsidiary companies for the following five years and for the relevant year, as well as the global expenditure ceiling for personal services;

III.	If the Ministry of Finance and Public Credit considers that the financial balance goal with or without physical investment or the global expenditure ceiling for personal services must be adjusted, it shall incorporate its proposal and the corresponding adjustments into the Draft Federal Expenditure Budget, notifying Petróleos Mexicanos. In the statement of purpose of the aforementioned Draft, the proposal and adjustments shall be included and the original proposal of Petróleos Mexicanos shall be attached; and

IV.	The Chamber of Deputies, in approving the Federal Expenditure Budget, shall authorize the financial balance goal and personal services ceiling of Petróleos Mexicanos and its productive subsidiary companies.

Article 102.- Petróleos Mexicanos and its productive subsidiary companies shall exercise their respective budgets in accordance with the following, without requiring authorization from the Ministry of Finance and Public Credit:

I.	The Board of Directors of Petróleos Mexicanos shall authorize the budget calendars and amendments thereto;

II.	The Board of Directors of Petróleos Mexicanos shall authorize the corresponding budget for investment programs and projects of the company and its productive subsidiary companies, observing the following:

a)	Petróleos Mexicanos shall have, in accordance with the guidelines approved by its Board of Directors, a planning mechanism for investment programs and projects which shall at least establish the short, medium and long-term investment needs, through evaluation criteria that allows the setting of priorities among the projects;

b)	The projects in which investment expenditures are exercised shall increase the equity value of the company;

c)	Projects whose execution covers more than one fiscal year shall be included, as appropriate, in the specific chapters of the Draft Federal Expenditure Budget regarding commitments and multi-year expenditures for investment projects, referred to, respectively, in subsections g) and ñ) of section II of article 41 of the Federal Law of Budget and Fiscal Accountability and its evolution shall be included in the quarterly reports mentioned in section VI of this article; and

d)	Petróleos Mexicanos shall have, in accordance with the guidelines approved by its Board of Directors, a permanent mechanism for evaluating its investment programs and projects, during their execution and once it has concluded. Such mechanism shall be independent of the one mentioned in subsection a) above;

III.	The austerity provisions contained in the Federal Expenditure Budget shall not apply nor shall those which, if applicable, are issued by the Federal Public Administration. However, they shall implement their own austerity programs for expenditures and use of resources, without detriment to the efficiency of their operations pursuant to the provisions approved by the Board of Directors of Petróleos Mexicanos, which enable them to generate savings and improve their financial balance;

IV.	The Director General of Petróleos Mexicanos or the Director General of the corresponding productive subsidiary company shall authorize, under the terms established by the Board of Directors of the former:

a)	In matters of contracting referred to in Chapter III of the Fourth Title to this Law:

1.	The execution of multi-year agreements; and

2.	The summons for bids, awarding, and, if applicable, formalization of contracts whose terms commence the following fiscal year, based on the initial budget drafts; and

b)	The creation of trusts and the execution of agency agreements or analogous agreements in which public resources are provided. The Director General of Petróleos Mexicanos or the director general of the corresponding productive subsidiary company, shall be responsible for including in the quarterly reports referred to in section VI below and in the Public Account a compliance report of the mission and purposes of such instruments, as well as the funds spent for such purpose. This report shall be available to the general public on its website.

The Director General of Petróleos Mexicanos or of the relevant productive subsidiary company may delegate the authority set forth in this section to an official one hierarchical level below him or her;

V.	They shall determine the corresponding adjustments to their budgets in case of a reduction in their income, in order to comply with the approved financial balance goal;

VI.	They shall submit to the Ministry of Finance and Public Credit, for the integration of the monthly and quarterly reports referred to in article 107 of the Federal Law of Budget and Fiscal Accountability, as well as for the integration of the Public Account and other accountability reports, the budgetary, debt and financial information, in the forms and terms established by such Ministry, exclusively to the effect of homogenous presentation of such information; and

VII.	With the approval of the Board of Directors, Petróleos Mexicanos shall use its own excess income to increase its physical investment expenditure or to cover short- and long-term labor liabilities related to pensions and health.

Article 103.- The Board of Directors of Petróleos Mexicanos shall authorize the adjustments to its budget and the budget of its productive subsidiary companies as determined in the guidelines it issues to that effect. Other adjustments shall be authorized by the Director General of Petróleos Mexicanos or by the corresponding officials, in terms of such guidelines and as provided in the Organic Statute.

Only with the authorization of the Ministry of Finance and Public Credit, may adjustments be made that entail a decrease in the annual financial balance goal or an increase in the personal services budget of Petróleos Mexicanos. Such Ministry shall inform the Mexican Congress of the adjustments made in terms of this paragraph, through the quarterly reports referred to in article 107 of the Federal Law of Budget and Fiscal Accountability.

Article 104.- Petróleos Mexicanos and its productive subsidiary companies shall be subject to the following provisions regarding personal services matters:

I.	Their respective budgets shall include in a specific section, all of the expenditures related to personal services expenses, which comprise:

a)	Compensation pertaining to their workers consisting of ordinary and extraordinary compensation;

b)	Social security contributions;

c)	Fiscal obligations inherent to such compensation; and

d)	Wage and economic provisions to cover, when they are approved, wage increases, the creation of positions and other labor related measures;

II.	The Board of Directors of Petróleos Mexicanos shall authorize, upon the proposal made by its Human Resources and Compensation Committee, the compensation tabulations and human resources policies of the company and its productive subsidiary companies;

III.	Contributions based on compensation paid by employees of Petróleos Mexicanos and its productive subsidiary companies shall be withheld and paid to the corresponding fiscal authorities in accordance with applicable law, and may not be paid by the companies as loans, extraordinary compensation or any other concept;

IV.	The Board of Directors of Petróleos Mexicanos shall authorize, subject to the approved personal services budget, its organic structure and that of its productive subsidiary companies.

The adjustments made to their organizational, occupational and wage structures shall be carried out through compensated budgetary adjustments, which in no event shall increase the personal services budget for the current fiscal year or subsequent ones;

V.	The creation or substitution of positions and new hiring will only proceed when resources are approved to cover all inherent expenses, including obligations for taxes, social security contributions, and other payments and benefits which must be covered by law. The resources to cover obligations related to hiring which have a future impact on expenses shall be included in reserves that ensure that such obligations are fully financed at all times;

VI.	Extraordinary compensation that, if applicable, is paid as incentives, recognitions, rewards and any other equivalent payment thereto, may be exceptionally granted to employees of Petróleos Mexicanos, provided that there are specifically approved resources for such purpose and conditioned on the compliance of commitments regarding results subject to evaluation.

Extraordinary compensation does not constitute fixed, regular nor permanent income, since it is subject to variable requirements and conditions. These payments shall in no event form an integral part of the basis for calculation of indemnity or severance pay or social security benefits;

VII.	Persons hired under the regime for professional services rendered for fees, in no event shall receive compensation corresponding to that of employees of Petróleos Mexicanos or its productive subsidiary companies. Such hiring shall be carried out pursuant to civil law and the aggregate amounts disbursed for the hired services, shall be reported in the quarterly reports referred to in article 107 of the Federal Law of Budget and Fiscal Accountability;

VIII.	They shall make permanently available on their website and shall update on a quarterly basis the following information:

a)	The collective bargaining agreement and the non-union workers’ regulations;

b)	The approved tabulations, breaking down all items and amounts of ordinary and extraordinary compensation;

c)	Expenses incurred for retirement and pensions, as well as updates of the actuarial cost of its pension liabilities;

d)	Loans or credits, as well as the applicable rates, that may be granted to employees, retirees and pensioners;

e)	Supporting payments for the performance of duties and other expenses which, if applicable, are granted to employees and are not part of their compensation;

f)	Monthly amounts expended for temporary or incidental contracting;

g)	Guidelines approved by the Board of Directors of Petróleos Mexicanos, pursuant to which the items described in the preceding paragraphs are granted and covered; and

h)	The amounts expended in the relevant quarter for each of the items described in subsections b) to f) above.

The foregoing, without prejudice to the information that, in terms of the applicable legal provisions on the subject matter, are obligated to be published on such website.

Furthermore, Petróleos Mexicanos and its productive subsidiary companies shall report the donations or any other contribution made to natural or legal persons, regardless of their legal nature or purpose; and

IX.	Shall provide, exclusively for informational purposes, to the Ministry of Finance and Public Credit, on a quarterly basis, information relating to the organizational structure and workforce.

Article 105.- Petróleos Mexicanos shall submit to the Mexican Congress the information requested by it regarding its budget. Such request shall be made by the governing bodies of the Senate or the Chamber of Deputies or by the competent Committees, as well as the Center for the Study of Public Finance of the Chamber of Deputies.

CHAPTER VIII

INDEBTEDNESS

Article 106.- In the management of its public indebtedness obligations, Petróleos Mexicanos and its productive subsidiary companies shall be subject to the following:

I.	Petróleos Mexicanos shall submit on an annual basis, upon prior approval from the Board of Directors, its global financing proposal, including that of its productive subsidiary companies, to the Ministry of Finance and Public Credit in order to incorporate it into a specific section of the draft proposal of the Federal Revenue Law submitted by the Federal Executive Branch to the Mexican Congress, pursuant to article 10 of the General Law of Public Debt;

II.	Petróleos Mexicanos may carry out, without requiring authorization from the Ministry of Finance and Public Credit, official negotiations, informal or exploratory actions regarding the possibility of accessing domestic or external money and capital markets and raising internal and external financings required for it and its productive subsidiary companies;

III.	Petróleos Mexicanos shall be responsible for the following:

a)	The obligations incurred do not exceed its payment capacity;

b)	The resources obtained are allocated properly pursuant to the relevant legal provisions;

c)	The payments made on a timely basis; and

d)	Oversight of the development of its particular finance program;

IV.	The obligations that constitute public indebtedness that shall not for any reason or in any case grant or give their holders rights over the property, control or patrimony of Petróleos Mexicanos or its productive subsidiary companies or title over hydrocarbons in the subsoil;

V.	The obligations that constitute public indebtedness of Petróleos Mexicanos and its productive subsidiary companies are not obligations guaranteed by the Mexican State; and

VI.	Petróleos Mexicanos shall coordinate with the Ministry of Finance and Public Credit in its financing transactions, according to the following:

a)	Once the amounts referred to in section I above are approved, the Ministry of Finance and Public Credit and Petróleos Mexicanos shall agree on the scheduling of the financing transactions of the latter and of its productive subsidiary companies, ensuring that the financing cost for the rest of the public sector does not increase, or that its financing sources are reduced; and

b)	In order to carry out additional financing transactions or to amend those previously agreed pursuant to the preceding subsection, Petróleos Mexicanos shall notify the Ministry of Finance and Public Credit at least fifteen business days in advance for each transaction the company or its productive subsidiary companies intend to carry out.

The Ministry of Finance and Public Credit may order that the relevant transaction be postponed, when any of the circumstances set forth in subsection a) above occurs, until all conditions that motivated the decision to postpone are overcome.

If the Ministry of Finance and Public Credit does not render a decision within ten business days following the notice referred to in the first paragraph of this subsection, it shall be understood that the relevant transaction may be carried out.

Article 107.- The Board of Directors of Petróleos Mexicanos is responsible, upon the proposal of the Director General, for approving the general characteristics and policies for incurring direct and contingent obligations that constitute public indebtedness, of the company and its productive subsidiary companies.

Article 108.- The Director General of Petróleos Mexicanos shall submit a semi-annual report, approved by the Board of Directors, to the Mexican Congress and to the Federal Executive Branch regarding the use of indebtedness of the company and its productive subsidiary companies, mainly regarding the profitability of projects; their financial terms; the management available resources associated with indebtedness; execution and disbursement schedules and risk profile.

TITLE FIVE

TRANSPARENCY AND ACCOUNTABILITY

Article 109.- Petróleos Mexicanos and its productive subsidiary companies shall be subject to applicable laws on transparency and access to information, oversight and accountability and anti-corruption, in order to prevent, identify, investigate and sanction acts or omissions in contravention thereof.

Article 110.- Notwithstanding the obligations regarding transparency and access to information under the relevant law, the Board of Directors of Petróleos Mexicanos, upon the proposal of its Audit Committee and the prior opinion of the Director General, shall provide what is necessary to make available to the general public, periodically and through its website, updated information showing the situation of the company, its productive subsidiary companies and affiliated companies, regarding financial, administrative, operational, economic and legal matters, as well as risks, in accordance to article 104 of the Securities Market Law, with the content, frequency and scope determined by the administrative provisions applicable to issuers of securities referred to in the aforementioned article.

The relevant events mentioned in article 104, section V of the Securities Market Law shall be reported immediately to the Board of Directors of Petróleos Mexicanos.

Article 111.- Pursuant to the provisions of the Federal Law of Transparency and Access to Governmental Public Information and other applicable provisions on the subject matter, the Board of Directors of Petróleos Mexicanos shall adopt the necessary measures for the safeguarding and protection of the information related to business, economic and industrial activities carried out by Petróleos Mexicanos and its productive subsidiary companies to achieve their purposes, which entails the power to obtain or maintain a competitive or economic advantage over third parties in the performance of such activities. This information shall be deemed commercially reserved under the terms of the aforementioned law.

Article 112.- In the performance of obligations to disclose information under this Law, the Federal Law of Transparency and Access to Governmental Public Information and other applicable provisions, Petróleos Mexicanos and its productive subsidiary companies shall make sure that the reports are submitted in a clear, simple, accurate, reliable and updated manner.

Article 113.- The Director General of Petróleos Mexicanos shall submit, no later than April of each year, for the approval of the Board of Directors and through its Chairman, to the Federal Executive and the Mexican Congress, a report containing at least the following:

I.	A report from the Director General regarding the performance of Petróleos Mexicanos, its productive subsidiary companies and affiliated companies and, if applicable, on the major existing projects. Such report shall be made by line or branch of business, in addition to using indicators or parameters based on international standards, for the correct and timely measurement of results and shall be linked to the purposes and goals set forth in the Business Plan;

II.	The explanation and statement of the main policies and accounting and information criteria used in the preparation of the financial information;

III.	The statements showing the financial position of Petróleos Mexicanos during and at the closing date of the fiscal year, its changes and results, as well as other information required to complete or clarify the information provided with such statements;

IV.	A report regarding the exercise of its budget, including the deviations in amounts, time, and scope of execution of the contracts that are carried out; and

V.	The evaluation of the Board of Directors regarding the execution of annual programs of Petróleos Mexicanos.

The report shall be signed by the Director General and the Chairman of the Board of Directors and shall be published on the website of Petróleos Mexicanos.

Article 114.- The members of the Board of Directors, the Director General and all personnel of Petróleos Mexicanos and its productive subsidiary companies shall, under the terms of the applicable provisions, report to the competent participants and authorities any natural or legal persons performing acts or omissions in violation of laws, among others, that have the purpose or the direct or indirect consequence of influencing the decision of any official of the companies or of the members of the Board of Directors, in order to obtain a direct or indirect personal economic benefit.

TITLE SIX

OTHER PROVISIONS

Article 115.- The national controversies to which Petróleos Mexicanos and its productive subsidiary companies are parties, regardless of their nature, shall be within the jurisdiction of Federal courts, being exempted from providing the guarantees that the relevant laws require from parties, including in cases of judicial controversies.

Notwithstanding the foregoing, Petróleos Mexicanos and its productive subsidiary companies may agree on alternative means of dispute resolution, arbitration clauses or commitments, under the terms of the applicable commercial law and international treaties to which Mexico is a party.

In the event of legal acts or contracts that take effect or are carried out outside the national territory, Petróleos Mexicanos and its productive subsidiary companies may agree to the application of foreign law, the jurisdiction of foreign courts in commercial matters and enter into arbitration agreements where appropriate for the fulfillment of its purpose.

Article 116.- Petróleos Mexicanos and its productive subsidiary companies shall deliver to the Ministry of Energy the information that it requests, in accordance with the terms it establishes for such purpose. Such information shall refer to, or be related to, those aspects that allow the Ministry of Energy to carry out sectorial programming functions, design, formulate and monitor public policies, plan and duly conduct the implementation of strategic and priority activities by the State, and carry out the duties in matters of economic authority of the State, pursuant to applicable law.

Petróleos Mexicanos and its productive subsidiary companies shall submit to the coordinated regulatory bodies in energy matters the information requested from them, in accordance with the terms of the applicable provisions.

Article 117.- The annual evaluation, which is completed on behalf of the owner of Petróleos Mexicanos, on the performance of the company and its Board of Directors, including its committees, shall be the responsibility of a Commissioner who shall be an independent expert and shall have the following duties:

I.	Preparing a global annual evaluation of the course and performance of Petróleos Mexicanos, including an analysis of the operational, programming and financial situation of the company, as well as the organizational structure, process unity and accounting structure.

The aforementioned report shall be submitted to the Chamber of Deputies and the Federal Executive no later than June 30 of each year;

II.	Preparing specific recommendations to the Board of Directors and the Director General of Petróleos Mexicanos; and

III.	Requesting from the Director General of Petróleos Mexicanos all the necessary information to render the report referred to in section I above.

For the appointment of the Commissioner, the Federal Executive shall request the Mexican Institute of Financial Executives to propose a shortlist of three individuals or firms of recognized standing, which shall be sent to the Chamber of Deputies. Its Political Coordination Board shall select one of the three names on the shortlist and shall submit the appointment of the Commissioner for the approval of the plenary session of the Chamber of Deputies, which shall be carried out by the vote of two-thirds of the members in attendance.

The Commissioner shall not be hired for terms exceeding five years and shall be compensated at the expense of the company.

The Commissioner shall comply with the same requirements set forth for independent directors, as well as not having been a member of the Board of Directors of Petróleos Mexicanos during the five years prior to his or her appointment.

Article 118.- The profits obtained by Petróleos Mexicanos and its productive subsidiary companies have the purpose of increasing the revenues of the Nation to be used to finance public expenditures, therefore, such profits shall not be distributed among their workers. Notwithstanding the foregoing, in accordance with the labor law, they may grant their workers any incentive, compensation, bonus, gratuity or commission for the performance of their duties.

TRANSITORY ARTICLES

First. This Law shall become effective on the day after the new Board of Directors of Petróleos Mexicanos is appointed pursuant to the terms thereof and in accordance to the Fifth Transitory article below, except as provided in the Tenth and Fourteenth Transitory articles below.

Second. Apart from the exceptions referred to in the Tenth Transitory article below, as of the effective date of this Law, the Petróleos Mexicanos Law published in the Official Gazette of the Federation on November 28, 2008 is repealed, and all legal and administrative provisions contrary to this Law shall be repealed.

Third. As of the effective date of this Law, Petróleos Mexicanos is transformed into a productive state-owned company by operation of law, thereby retaining its legal existence, as well as the corresponding ownership of all property, rights and obligations, except as expressly provided in the Hydrocarbons Law.

Fourth. All of the provisions, standards, guidelines, policies, criteria and other regulations issued by any body or administrative unit of Petróleos Mexicanos or of its subsidiary entities shall continue to be effective to the extent that they do not contravene this Law, until the relevant bodies or administrative units determine their modification or repeal.

The powers of attorney, agency agreements and, in general, the representations conveyed and authorities granted by Petróleos Mexicanos or its subsidiary entities prior to the effectiveness of this Law, shall survive under their terms until they are expressly amended or revoked.

Fifth. The Federal Executive shall appoint the new members of the Board of Directors of Petróleos Mexicanos, pursuant to the provisions of this Law, within ninety calendar days following its publication in the Official Gazette of the Federation.

For one time only and to observe the staggering provided for in this Law, the first five independent members of the Board of Directors of Petróleos Mexicanos appointed pursuant to this Law shall have a duration of two, three, four, five and six years, as determined by the Federal Executive in the relevant appointment.

Pursuant to the provisions of the third paragraph of the Twentieth Transitory article of the Decree that amends and supplements various provisions of the Political Constitution of the United Mexican States on Energy Matters, published in the Official Gazette of the Federation on December 20, 2013, until the appointments referred to in the first paragraph of this transitory article are made, the incumbent directors of the Board of Directors of Petróleos Mexicanos shall remain in their positions, and their authority shall cease on the date on which the aforementioned appointments are made.

The persons that hold the position of professional director as of the effective date of this Law may be appointed independent directors under its terms, provided that they comply with the requirements provided to that effect, notwithstanding that, pursuant to the Law that is repealed, they had been deemed public officials for purposes of the provisions of article 21, sections I and III, of this Law.

Sixth. The incumbent Director General of Petróleos Mexicanos as of the effective date of this Law shall remain in his or her position, notwithstanding the authorities provided therein for the Board of Directors or the Federal Executive on such matters.

Seventh. The Board of Directors of Petróleos Mexicanos shall appoint the head of the Internal Audit of the company within thirty calendar days following the integration of such Board pursuant to this Law.

Eighth. In relation to productive subsidiary companies and affiliated companies matters, the following shall apply:

A.	Within forty-five days following the installment of the new Board of Directors of Petróleos Mexicanos pursuant to the Fifth Transitory article above, the Director General of the company shall submit for consideration of the Board his or her proposal for a corporate reorganization outline for Petróleos Mexicanos.

Once such proposal has been received, the Board of Directors shall have a term of up to three months to adjust it and/or approve it, under the terms of this Law.

The corporate reorganization approved by the Board of Directors shall be subject to the provisions of this Law and to the following:

I.	It shall provide, at least, that the hydrocarbon exploration and extraction activities carried out by the company, without association with private parties, shall be undertaken by one or more productive subsidiary companies whose exclusive purpose is to carry out such activities and others related thereto, apart from the rest of the activities that form part of the purpose of Petróleos Mexicanos. To that effect, the existing subsidiary entities as of the effectiveness of this Law may be maintained and adopt the status of productive subsidiary companies, or be reorganized to form one or more productive subsidiary companies, as determined by the Board of Directors of Petróleos Mexicanos;

II.	The existing subsidiary entities of Petróleos Mexicanos as of the effectiveness of this Law that carry out activities other than hydrocarbon exploration and extraction shall become affiliated companies, provided that the provisions of Part B, sections I and II of this transitory article are complied with.

Until the provisions of Part B, sections I and II below, are complied with, the subsidiary entities referred to in the preceding paragraph may remain and adopt the status of productive subsidiary companies or be reorganized to form one or more new productive subsidiary companies, as determined by the Board of Directors of Petróleos Mexicanos;

III.	The Board of Directors of Petróleos Mexicanos shall issue and publish in the Official Gazette of the Federation, the Creation Resolutions of the new productive subsidiary companies, pursuant to the provisions of this Law;

IV.	Any merger or spin-off determined under the terms of sections I and II, second paragraph above, shall become effective as of the effectiveness of the Creation Resolution issued to that effect by the Board of Directors;

V.	The transfer of property, rights and obligations pursuant to the corporate reorganization referenced in Part A shall not be deemed a disposal. Likewise, such transfer and the other transactions derived directly from the corporate reorganization shall not be subject to any federal tax;

VI.	The transfer of property, rights and obligations carried out pursuant to the corporate reorganization referred to in this transitory article shall not require formalization in a public instrument, therefore, the Creation Resolutions shall be considered property ownership titles for all legal purposes that may apply, including registration in the relevant public registries;

VII.	The new productive subsidiary companies shall be subrogated to the rights and obligations of the subsidiary entities, as applicable, prior to and following the effectiveness of the Creation Resolutions that are issued for such purpose;

VIII.	Until the Creation Resolutions mentioned in section III above become effective, the subsidiary entities Pemex-Exploration and Production, Pemex-Refining, Pemex-Gas and Basic Petrochemicals and Pemex-Petrochemicals shall continue operating and carrying out their activities pursuant to the Decree to establish the structure, operation and control of the subsidiary entities of Petróleos Mexicanos, published in the Official Gazette of the Federation on March 21, 2012, to the extent it does not contravene the provisions of this Law. Such Decree shall cease to be effective on the date on which the Creation Resolutions become effective; and

IX.	Upon the effectiveness of the Creation Resolutions mentioned in section III above, the references contained in laws, regulations and provisions of any nature regarding the subsidiary entities Pemex-Exploration and Production, Pemex-Refining, Pemex-Gas and Basic Petrochemicals and Pemex-Petrochemicals shall be understood as references to the new productive subsidiary companies that result from the corporate reorganization referenced in this Transitory article.

The provisions of sections V and VI above shall be exclusively applicable to the first corporate reorganization of Petróleos Mexicanos following the effectiveness of this Law.

The corporate reorganization referred to in Part A may become effective upon the effectiveness of the special regime in accordance with the Tenth Transitory article below.

B.	In connection to article 59, third paragraph, of this Law, the following shall apply:

I.	Petróleos Mexicanos may create or participate in affiliated companies to which it may contribute property, rights or obligations of the productive subsidiary companies, and it may create or participate in new affiliated companies, pursuant to article 59, third paragraph of this Law. In each case, the creation or participation in such affiliated companies shall only be approved when the operation of the respective affiliated company is sustainable, does not entail losses that must be covered with the revenue generated by other lines of business or divisions of the company, it does not require budget transfers for its operation, its pension liabilities are backed by sustainable schemes and the necessary actions have been provided for Petróleos Mexicanos to control the management of its indebtedness, in accordance with the provisions applicable to the company; and

II.	The provisions of section I above shall be approved by the Board of Directors of Petróleos Mexicanos. The Secretary of Finance and Public Credit may request, prior to the decision that is adopted, an opinion from an independent external auditor or consultant on the aspects mentioned in the paragraph above.

The members of the Board of Directors shall be responsible for complying with the provisions of this transitory article.

Ninth. The modification of the legal status of Petróleos Mexicanos, its subsidiary entities and affiliates, referred to in the Decree that amends and supplements various provisions of the Political Constitution of the United Mexican States on Energy Matters, published in the Official Gazette of the Federation on December 20, 2013, and in this Law, shall not affect in any way the rights of its active workers or of its retired and pensioned workers.

Tenth. The special regime set forth in this Law for Petróleos Mexicanos and its productive subsidiary companies, in matters of budget, debt, acquisitions, leasing, services and works, administrative liabilities, property, compensation and productive subsidiary companies and affiliated companies, shall become effective once the new Board of Directors of Petróleos Mexicanos commences operations and the fiscal, transparency and accountability mechanisms provided for in this Law are operational.

For such purpose, the Board of Directors of Petróleos Mexicanos shall notify the Ministry of Energy of the occurrence of the circumstances mentioned in the preceding paragraph, so that such ministry may issue the respective declaration, which shall be published in the Official Gazette of the Federation.

Until the declaration mentioned in the preceding paragraph is issued, the legal and administrative provisions in force as of the effectiveness of this Law on matters of budget, debt, acquisitions, leasing, services and works, administrative liabilities, property, compensation and productive subsidiary companies and affiliated companies shall continue to apply.

Notwithstanding the provisions of the preceding paragraphs, the new regime for acquisitions, leasing, services and works shall be applicable once the new Board of Directors of Petróleos Mexicanos issues the provisions referred to in article 76 of this Law.

Eleventh. Until the first paragraph of the Second Transitory article of the Decree that amends, supplements and repeals several provisions of the Organic Law of the Federal Public Administration, published in the Official Gazette of the Federation on January 2, 2013, becomes applicable, the Liability Unit referred to in article 90 of the Law of Petróleos Mexicanos shall be hierarchically subordinated to the Ministry of Public Function, its head shall be appointed by such ministry and its organization, operations and activities shall be governed by the provisions applicable to the liability areas of the internal control bodies.

Once the transitory provision mentioned in the preceding paragraph becomes applicable, the organization, duties and operations of the Liabilities Unit shall be governed by the legal provisions issued to that effect.

Twelfth. The contracting procedures of Petróleos Mexicanos or its subsidiary entities that commenced pursuant to the Law of Acquisitions, Leasing and Services of the Public Sector and of the Law of Public Works and Services Related Thereto, shall continue their development under the provisions of such laws, as applicable, until their full conclusion.

Thirteenth. The contracts, agreements and other legal acts entered into by Petróleos Mexicanos and its subsidiary entities that are in force as of the effectiveness of this Law, shall be observed under the agreed terms. Notwithstanding the foregoing, Petróleos Mexicanos and its subsidiary entities or the productive subsidiary companies that result from the corporate reorganization determined by the Board of Directors pursuant to the Eighth Transitory article above, may agree to their amendment to conform with the provisions of this Law and other applicable laws, based on the guidelines issued by the Board of Directors of Petróleos Mexicanos and without prejudice to the provisions of the Hydrocarbons Law.

The integrated hydrocarbon exploration and production contracts that Petróleos Mexicanos and its subsidiary entities have entered into prior to the effectiveness of this Law, shall be subject to the provisions of article 76, section X thereof, starting with the publication of this law.

Fourteenth. Articles 97 to 99 of this Law shall become effective on January 1, 2015; therefore the collection of the state dividend shall commence on the fiscal year 2016.

To ensure responsible management of public finances, the state dividend that the State determines for fiscal year 2016 shall be, at a minimum, equivalent to 30% of the revenue, after taxes, generated by Petróleos Mexicanos and its productive subsidiary companies during 2015 for the activities subject to the Hydrocarbon Revenue Law. The minimum level mentioned above shall be reduced for the following fiscal years until it reaches 15% in 2021 and 0% in 2026. Starting on 2027, the provisions of this Law shall apply.

Until the articles mentioned in the preceding paragraph become effective, with respect to Petróleos Mexicanos and its productive subsidiary companies during the fiscal years 2014 and 2015, the authority provided in article 26, fourth and fifth paragraphs of the Federal Law of Budget and Fiscal Accountability and article 6 of the Federal Revenue Law for the fiscal year 2014 and that correspond to the fiscal year 2015, shall apply.

Fifteenth. The companies with a majority state participation in Compañía Mexicana de Exploraciones, S.A. de C.V.; I.I.I. Servicios, S.A. de C.V.; Instalaciones Inmobiliarias para Industrias, S.A. de C.V.; and P.M.I. Comercio Internacional, S.A. de C.V shall maintain their status and operating regime upon the effectiveness of this Law, except for the provisions of articles 48 and 49 of the Organic Law of the Federal Public Administration. The foregoing, notwithstanding the authority that the Board of Directors of Petróleos Mexicanos may exercise regarding such companies, is in accordance with the provisions of this Law.

Sixteenth. The human, financial and material resources required to comply with the provisions of this Law shall be covered by the approved budget of Petróleos Mexicanos.

Seventeenth. Petróleos Mexicanos, its subsidiary entities and affiliates, with the participation of union representation, shall establish the necessary mechanisms for the proper training of personnel, in order to ensure efficiency, productivity and competitiveness in the hydrocarbons industry and the achievement of their purpose.

Eighteenth. The procedures regarding budget and debt matters initiated by Petróleos Mexicanos and its subsidiary entities prior to the effectiveness of the special regime on such matters, pursuant to the provisions of the Tenth Transitory article above, shall be governed by the provisions in effect at the time of their initiation until their final conclusion.